SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

Calpine Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CALPINE CORPORATION

50 West San Fernando Street
San Jose, California 95113

NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS

To be held on Wednesday, May 26, 2004

       NOTICE IS HEREBY GIVEN that the 2004 Annual Meeting of Stockholders of Calpine Corporation, a Delaware corporation (the “Company”), will be held at Seascape Resort, located at One Seascape Resort Drive, Aptos, California 95003, at 10:00 a.m., Pacific Daylight Time, on Wednesday, May 26, 2004, for the purpose of considering and voting upon the following matters:

1.	To elect three Class II Directors to the Board of Directors, each for a term of three years;

2.	To act upon a proposal to amend the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock, par value $.001 per share (“Common Stock”);

3.	To act upon a proposal to amend the Company’s 1996 Stock Incentive Plan to increase the number of shares of the Company’s Common Stock available for grants of options and other stock-based awards under such plan;

4.	To act upon a proposal to amend the Company’s 2000 Employee Stock Purchase Plan to increase the number of shares of the Company’s Common Stock available for grants of purchase rights under such plan;

5.	To act upon a stockholder proposal, if introduced by the proponent at the 2004 Annual Meeting of Stockholders, opposing the Company’s geothermal development activities in the Medicine Lake Highlands and requesting the Company to adopt an indigenous peoples policy;

6.	To act upon a stockholder proposal, if introduced by the proponent at the 2004 Annual Meeting of Stockholders, regarding senior executive equity compensation plans;

7.	To act upon a stockholder proposal, if introduced by the proponent at the 2004 Annual Meeting of Stockholders, regarding stockholder voting;

8.	To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for the fiscal year ending December 31, 2004; and

9.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

      Each of these matters are more fully described in the Proxy Statement accompanying this Notice.

      Only stockholders of record at the close of business on March 29, 2004 are entitled to notice of and to vote at the 2004 Annual Meeting of Stockholders and at any and all adjournments or postponements thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at the office of the Secretary of the Company, which is located at the corporate headquarters at Calpine Corporation, 50 West San Fernando Street, San Jose, California 95113, for at least 10 days prior to the meeting, and will also be available for inspection at the meeting.

      The presence in person or representation by proxy of the holders of at least a majority of all outstanding shares of Common Stock of the Company is required to constitute a quorum. Accordingly, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. Your proxy may be revoked at any time prior to the time it is voted.

      Please read the proxy material carefully. Your vote is important and the Company appreciates your cooperation in considering and acting on the matters presented.

By Order of the Board of Directors

PETER CARTWRIGHT
Chairman of the Board, President
and Chief Executive Officer

April 16, 2004

San Jose, California

INFORMATION CONCERNING SOLICITATION AND VOTING
CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
MATTERS TO BE CONSIDERED AT THE 2004 ANNUAL MEETING OF STOCKHOLDERS
PROPOSAL ONE: ELECTION OF DIRECTORS
PROPOSAL TWO: AMENDMENT OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES
PROPOSAL THREE: AMENDMENT OF THE 1996 STOCK INCENTIVE PLAN
PROPOSAL FOUR: AMENDMENT OF THE 2000 EMPLOYEE STOCK PURCHASE PLAN
PROPOSAL FIVE: STOCKHOLDER PROPOSAL OPPOSING GEOTHERMAL DEVELOPMENT ACTIVITIES IN THE MEDICINE LAKE HIGHLANDS AND REQUESTING THE ADOPTION OF AN INDIGENOUS PEOPLES POLICY
PROPOSAL SIX: STOCKHOLDER PROPOSAL REGARDING SENIOR EXECUTIVE EQUITY COMPENSATION PROGRAMS
PROPOSAL SEVEN: STOCKHOLDER PROPOSAL REGARDING STOCKHOLDER VOTING
PROPOSAL EIGHT: RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
OTHER MATTERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION AND OTHER INFORMATION
EXECUTIVE COMPENSATION REPORT
AUDIT COMMITTEE REPORT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
STOCK PERFORMANCE GRAPH
ANNUAL REPORT

CALPINE CORPORATION

50 West San Fernando Street
San Jose, California 95113

PROXY STATEMENT

FOR THE
2004 ANNUAL MEETING OF STOCKHOLDERS
OF
CALPINE CORPORATION
To be Held on Wednesday, May 26, 2004

INFORMATION CONCERNING SOLICITATION AND VOTING

General

      This Proxy Statement is being furnished to the stockholders of Calpine Corporation, a Delaware corporation (“Calpine” or the “Company”), in connection with the solicitation of proxies by the Board of Directors for use at the 2004 Annual Meeting of Stockholders of the Company, to be held at 10:00 a.m., Pacific Daylight Time, on Wednesday, May 26, 2004, at Seascape Resort, located at One Seascape Resort Drive, Aptos, California 95003, and at any and all adjournments or postponements thereof. At the 2004 Annual Meeting of Stockholders, the stockholders of the Company are being asked to consider and vote upon (i) the election of three Class II Directors, each for a term of three years on the Board of Directors, (ii) a proposal to amend the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock, par value $.001 per share (“Common Stock”), (iii) a proposal to amend the Company’s 1996 Stock Incentive Plan to increase the number of shares of Common Stock available for grants of options and other stock-based awards under the plan, (iv) a proposal to amend the Company’s 2000 Employee Stock Purchase Plan to increase the number of shares of Common Stock available for grants of purchase rights under the plan, (v) a stockholder proposal opposing the Company’s geothermal development activities in the Medicine Lake Highlands and requesting the Company to adopt an indigenous peoples policy, (vi) a stockholder proposal regarding senior executive equity compensation plans, (vii) a stockholder proposal regarding stockholder voting, and (viii) the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for the year ending December 31, 2004.

      This Proxy Statement and the enclosed form of proxy are being mailed to stockholders of the Company on or about April 16, 2004. The Company’s 2003 Annual Report to Stockholders, which includes audited financial statements, is being mailed to stockholders of the Company concurrently with this Proxy Statement. Additional copies of the 2003 Annual Report to Stockholders are available without charge upon request. The 2003 Annual Report to Stockholders is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies is to be made. Requests for copies of the 2003 Annual Report to Stockholders should be directed to the Senior Vice President — Investor Relations of the Company at the corporate headquarters at the following address: Calpine Corporation, 50 West San Fernando Street, San Jose, California 95113.

Record Date, Voting and Quorum

      The close of business on March 29, 2004 is the record date (the “Record Date”) for stockholders entitled to notice of and to vote at the 2004 Annual Meeting of Stockholders. At the close of business on the Record Date, 415,736,644 shares of Common Stock were outstanding.

      Each stockholder will be entitled to one vote per share, in person or by proxy, for each share of Common Stock held in such stockholder’s name as of the Record Date on any matter submitted to a vote of stockholders at the 2004 Annual Meeting of Stockholders. Directors will be elected by a plurality of the votes cast for the election of directors.

      An affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock is required for the approval of the amendment of the Amended and Restated Certificate of Incorporation. For purposes of this vote, neither abstentions nor proxies as to which a broker, bank or other nominee does not have discretionary voting authority and has not received voting instructions from the beneficial owner of the shares (“broker non-votes”) can be voted for the proposal and, therefore, will have the effect of a vote against the proposal.

      An affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote at the meeting is required for approval of each of the other items being submitted to the stockholders for a vote at the meeting. On each of these other items, (i) abstentions will be treated as present and entitled to vote and, therefore, will have the effect of a vote against the proposal and (ii) broker non-votes as to any particular proposal will be treated as shares not present and therefore, not entitled to vote for purposes of the vote on that proposal.

      The presence, either in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date is necessary to constitute a quorum at the 2004 Annual Meeting of Stockholders. All abstentions and broker non-votes will be included as shares that are present and are entitled to vote for purposes of determining the presence of a quorum at the meeting.

Admission Requirements

      All stockholders are invited to attend the 2004 Annual Meeting of Stockholders. For admission to the 2004 Annual Meeting of Stockholders, stockholders of record must bring the retained section of their proxy card entitled Admission Ticket to the check-in desk, where their ownership will be verified. Those who have beneficial ownership of shares of Common Stock held by a bank, brokerage firm or other nominee must bring account statements or letters from their banks or brokers showing ownership of shares of Common Stock in order to be admitted to the 2004 Annual Meeting of Stockholders.

Proxies and Solicitation Costs

      Shares of Common Stock represented by properly executed proxies received in time for voting at the 2004 Annual Meeting of Stockholders will, unless such proxy subsequently is revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions as to how the shares represented thereby are to be voted, the persons named in the accompanying form of proxy intend to vote all properly executed proxies received by them (i) FOR the election as Class II Directors of the nominees of the Board of Directors, (ii) FOR the amendment of the Amended and Restated Certificate of Incorporation, (iii) FOR the amendment of the 1996 Stock Incentive Plan, (iv) FOR the amendment of the 2000 Employee Stock Purchase Plan, (v) AGAINST the stockholder proposal opposing the Company’s geothermal development activities in the Medicine Lake Highlands and requesting the Company to adopt an indigenous peoples policy, (vi) AGAINST the stockholder proposal regarding senior executive equity compensation plans, (vii) AGAINST the stockholder proposal regarding stockholder voting, and (viii) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent accountants for the Company for the year ending December 31, 2004. No business other than as set forth in the accompanying Notice of Annual Meeting is expected to come before the 2004 Annual Meeting of Stockholders, but should any other matter requiring a vote of stockholders be properly brought before the 2004 Annual Meeting of Stockholders, it is the intention of the persons named in the enclosed form of proxy to vote all proxies in accordance with their best judgment on such matters.

      This solicitation is being made by the Company. The entire cost of soliciting proxies will be borne by the Company. Solicitation will be made by mail, and may be made personally or by telephone or electronically by officers and other employees of the Company who will not receive additional compensation for such solicitation. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the Common Stock, and such persons will be reimbursed for their expenses.

Revocability of Proxies

      Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the corporate headquarters at Calpine Corporation, 50 West San Fernando Street, San Jose, California 95113, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the 2004 Annual Meeting of

Stockholders and voting in person. Attendance at the 2004 Annual Meeting of Stockholders will not, by itself, revoke a proxy.

Stockholder Proposals

      Any stockholder who wishes to have a proposal included in the Company’s proxy statement for the 2005 Annual Meeting of Stockholders must ensure that the proposal is received by the Company no later than December 17, 2004 in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. The proposal must be mailed to the Secretary of the Company at the corporate headquarters at Calpine Corporation, 50 West San Fernando Street, San Jose, California 95113. Stockholder proposals may be included in the proxy statement only if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

      Under our bylaws, in order for a stockholder to properly bring an item of business before an Annual Meeting of Stockholders that is not included in the proxy statement relating to that meeting, notice of the matter must be received by the Company not less than 90 days nor more than 120 days prior to the date of the meeting, except if less than 105 days’ advance notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder must be received not later than the close of business on the 15th day following the date on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever occurs earlier.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

      The Company is committed to having sound corporate governance policies. Having such principles is essential to running the Company’s business efficiently and to maintaining the Company’s integrity in the marketplace. The Company’s Corporate Governance Guidelines and Code of Conduct are available on the Company’s website at http://www.calpine.com, and are also available in print upon written request addressed to the Senior Vice President — Investor Relations of the Company at the corporate headquarters at the following address: Calpine Corporation, 50 West San Fernando Street, San Jose, California 95113.

Board Independence

      The Board of Directors has determined that a majority of the members of the Company’s Board of Directors has no material relationship with the Company (either directly or as partners, stockholders or officers of an organization that has a relationship with the Company) and is “independent” within the meaning of the New York Stock Exchange (“NYSE”) director independence standards. Peter Cartwright, Chairman of the Board and President and Chief Executive Officer of the Company; Ann B. Curtis, Vice Chairman of the Board and Executive Vice President and Corporate Secretary of the Company; and George Stathakis, who provides consulting services to the Company, are not considered to be independent.

      Furthermore, the Board has determined that each of the members of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee has no material relationship to the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is “independent” within the meaning of the Company’s director independence standards.

Board of Directors Meetings and Committees

      The Company’s Board of Directors held 17 meetings and acted by unanimous written consent twice in 2003. The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, an Executive Committee and an Indenture Committee.

      The following table provides membership information for 2003 for each of the Board Committees:

Nominating and
Name	Audit		Compensation		Governance	Executive		Indenture

Peter Cartwright						X	*	X	*
Ann B. Curtis								X
Kenneth T. Derr	X				X
Jeffrey E. Garten	X		X	*
Gerald Greenwald			X		X
Susan C. Schwab			X		X *
George J. Stathakis						X
Susan Wang	X
John O. Wilson	X	*				X

*	Committee Chairperson

      Each director attended at least 75% of all Board and applicable Committee meetings.

      Below is a description of each committee of the Board of Directors.

      Audit Committee. The Audit Committee meets with the Company’s finance and accounting managers and its independent public accountants to review the adequacy of internal controls and the results and scope of the audit and other services provided by the independent auditors. The Audit Committee is comprised of John O. Wilson (Chair), Jeffrey E. Garten, Kenneth T. Derr and Susan Wang. Ms. Wang serves on the audit committee of three other publicly traded companies. The Board has made a determination that Ms. Wang’s simultaneous service on the audit committee of such other companies does not impair Ms. Wang’s ability to effectively serve on the Company’s Audit Committee.

      The Audit Committee held 18 meetings and did not act by unanimous written consent in 2003. Further information concerning the Audit Committee is set forth below under the heading “Audit Committee Report.” The charter of the Audit Committee is available on the Company’s website at http://www.calpine.com.

      Compensation Committee. The Compensation Committee administers salaries, incentives and other forms of compensation for executive officers of the Company, as well as certain incentive compensation and benefit plans of the Company. For a more detailed discussion of the Compensation Committee’s responsibilities, please refer to the Executive Compensation Report set forth below. The Compensation Committee is comprised of Jeffrey E. Garten (Chair), Susan C. Schwab and Gerald Greenwald. The Compensation Committee held six meetings and did not act by unanimous written consent in 2003. The charter of the Compensation Committee is available on the Company’s website at http://www.calpine.com.

      Nominating and Governance Committee. The Nominating and Governance Committee is responsible for assessing corporate governance guidelines, evaluating Board performance, setting eligibility requirements for candidates for election to the Board of Directors and evaluating and making recommendations for new director candidates. The Nominating and Governance Committee is responsible for reviewing with the Board the appropriate skills and experience required of Board members in light of the current skills, experience and backgrounds existing on the Board. The Board assessment includes a review of the age and diversity of candidates, in addition to their skills and experience. In case of new director candidates, the Nominating and Governance Committee also determines whether the nominee must be independent, which determination is made based on applicable NYSE listing standards, applicable Securities and Exchange Commission rules and regulations and under the advice of counsel, if necessary. Board members are expected to make sure that other commitments do not interfere with the devotion of time needed to understand the Company’s business and to review materials for, attend and fully participate in each meeting. The Nominating and Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the

Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Governance Committee, and may be considered at any point during the year.

      The Nominating and Governance Committee will consider properly submitted recommendations for director candidates from stockholders of the Company. A stockholder interested in making such a recommendation should submit a written recommendation identifying the candidate and explaining his or her qualifications. The recommendation should be mailed to the Secretary of the Company at the corporate headquarters at Calpine Corporation, 50 West San Fernando Street, San Jose, California 95113. The Nominating and Governance Committee is comprised of Susan C. Schwab (Chair), Kenneth T. Derr and Gerald Greenwald. The Nominating and Governance Committee held four meetings and did not act by unanimous written consent in 2003. The charter of the Nominating and Governance Committee is available on the Company’s website at http://www.calpine.com.

      Executive Committee. The Executive Committee is empowered to take actions on behalf of the Board of Directors, particularly in the event such actions are necessary on short notice. The Executive Committee is comprised of Peter Cartwright (Chair), George J. Stathakis and John O. Wilson. The Executive Committee held three meetings and acted by unanimous written consent twice in 2003.

      Indenture Committee. The Indenture Committee is empowered to take actions on behalf of the Board with respect to certain indentures and debt facilities of the Company. The Indenture Committee is comprised of Peter Cartwright (Chair) and Ann B. Curtis. The Indenture Committee held three meetings and did not act by unanimous written consent in 2003.

Executive Sessions

      The non-management directors of the Company meet in executive session of the Board without management at each regular board meeting and at each regular meeting of the Audit Committee, Compensation Committee and Nominating and Governance Committee, and as otherwise scheduled from time to time. The Chair of the Nominating and Governance Committee presides at all executive sessions of the Board. The Chair of each of the Audit Committee, Compensation Committee, and Nominating and Governance Committees presides at the executive sessions of his or her respective committee. Interested parties who would like to communicate with the non-management directors or any individual non-management director may do so by sending a letter to the Chair of the Nominating and Governance Committee in care of the General Counsel of the Company at the corporate headquarters at the following address: Calpine Corporation, 50 West San Fernando Street, San Jose, California 95113.

Communications with the Board

      Individuals may communicate with the Board in writing by submitting a letter addressed to the “Board of Directors” or to any of the directors by name in care of the General Counsel of the Company at the corporate headquarters at Calpine Corporation, 50 West San Fernando Street, San Jose, California 95113. The communication should indicate the name(s) of any specific director(s) for whom it is intended, or the “Board of Directors” as a whole. All communications will be compiled by the General Counsel of the Company and submitted as appropriate to the Board or specified directors on a periodic basis.

Annual Meeting of Stockholders

      Directors are encouraged to attend the Company’s annual meetings of stockholders. Seven directors attended the 2003 Annual Stockholder Meeting.

Director Compensation

      Starting on January 1, 2003, non-employee members of the Board of Directors are each paid an annual retainer fee of $42,000 and are reimbursed for all expenses incurred in attending meetings of the Board of

Directors or any committee thereof. The chairs of the Compensation Committee and the Nominating and Governance Committee receive an additional annual fee of $8,000. The chair of the Audit Committee receives an additional annual fee of $10,000. Additionally, each non-employee Board member receives $2,000 for attendance of each of the regular quarterly Board meetings. Members of the Audit Committee receive an additional $2,000 for attendance of each of the regular quarterly Audit Committee Meetings. Members of the Nominating and Governance Committee and of the Compensation Committee receive $1,000 for attendance of each of the regular quarterly Compensation and Nominating and Governance Committee meetings. Each non-employee member of the Executive Committee receives an additional $1,000 for serving on the Executive Committee. Fees are generally not paid for special telephonic Board or Committee meetings except as otherwise specifically approved by the Chairperson of the Board or Committee, as applicable, and notice of the same is provided to the Board.

      In addition, on September 18, 2003, upon recommendation from the members of the Nominating and Governance Committee and the members of the Audit Committee (other than John O. Wilson), the Board of Directors approved a special payment of $100,000 to Mr. Wilson in compensation for his outstanding efforts as Chairman of the Audit Committee during 2002 and 2003.

      Upon election or appointment to the Board of Directors, each non-employee member of the Board is automatically granted an option grant to purchase 20,000 shares of Common Stock under the Automatic Option Grant Program in effect under the Company’s 1996 Stock Incentive Plan. Such initial option grant vests in a series of four successive annual installments upon the optionee’s completion of each year of service on the Board of Directors over the four-year period measured from the grant date. Each option granted under the Automatic Option Grant Program has an exercise price per share equal to the fair market value per share of Common Stock on the grant date and a term of ten years, subject to earlier termination upon the optionee’s cessation of Board service. Each option is immediately exercisable for all the option shares, but any shares purchased upon exercise of the option will be subject to repurchase by the Company, at the option exercise price paid per share, upon the optionee’s cessation of Board service prior to vesting in those shares. However, option shares issuable upon exercise of options granted will immediately vest on an accelerated basis upon certain changes in control of the Company or upon the death or disability of the optionee while a Board member.

      Each non-employee member of the Board also receives an annual option grant to purchase shares of Common Stock under the Automatic Option Grant Program. Accordingly, on May 28, 2003, each non-employee Board member received an option grant to purchase 5,013 shares of Common Stock. Beginning in 2004, each non-employee Board member will receive an annual option grant to purchase 3,500 shares of Common Stock under the Automatic Option Grant Program. Such annual option grant vests upon the optionee’s completion of one year of Board service measured from the grant date.

      Non-employee directors are also eligible to participate in the Director Fee Option Grant Program in effect under the 1996 Stock Incentive Plan, pursuant to which they may elect to apply all or a portion of their annual retainer fee towards the acquisition of special options. For each director, the number of shares of Common Stock subject to these options is determined by dividing (i) the portion of the annual retainer fee the director elects to apply toward the acquisition of options by (ii) 66 2/3% of the fair market value per share of Common Stock on the grant date. Each option has an exercise price per share equal to 33 1/3% of the fair market value per share of Common Stock on the grant date. The options granted under the Director Fee Option Grant Program in 2003 became fully exercisable on December 31, 2003. The options have a term of ten years, subject to earlier termination two years following cessation of Board service. George Stathakis, who is a former employee of the Company, does not participate in the Automatic Option Grant Program or the Director Fee Option Grant Program. Instead, Mr. Stathakis receives an annual stock option grant from the Company under the Discretionary Stock Option Program in an amount equal to that received by the non-employee directors and under similar terms. Mr. Stathakis’ compensation is discussed in greater detail under Certain Relationships and Related Transactions.

MATTERS TO BE CONSIDERED AT THE 2004 ANNUAL MEETING OF STOCKHOLDERS

PROPOSAL ONE: ELECTION OF DIRECTORS

General

      The Company’s Bylaws provide that the number of directors that shall constitute the Board of Directors shall not be less than one, with the actual number to be fixed from time to time by resolution of the Board of Directors. The authorized number of directors is currently set at 9. The Company’s Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, with each class having a three-year term. Three seats have been designated as Class II Board seats, with the term of the directors occupying such seats expiring as of the 2004 Annual Meeting of Stockholders. Three seats have been designated as Class I Board seats and three seats have been designated as Class III Board seats. The directors elected to Class I Board seats will continue to hold office until the 2006 Annual Meeting of Stockholders and until such directors’ successors have been elected and qualified or until the earlier of their death, resignation or removal. The directors elected to Class III Board seats will continue to hold office until the 2005 Annual Meeting of Stockholders and until such directors’ successors have been elected and qualified or until the earlier of their death, resignation or removal.

      At the 2004 Annual Meeting of Stockholders, the Company intends to nominate Ann B. Curtis, Kenneth T. Derr and Gerald Greenwald for election as Class II Directors, each of whom has consented to be named in the proxy statement and to serve if elected. Each of Ms. Curtis and Messrs. Derr and Greenwald currently serves as a Class II Director. Each would be elected to serve for a three-year term ending at the 2007 Annual Meeting of Stockholders and until their respective successors are elected and qualified or until the earlier of their death, resignation or removal.

      The proxy holders intend to vote all proxies received by them for each of the nominees for election as a Class II Director unless instructions to the contrary are marked on the proxy. In the event that a nominee is for any reason unable to serve as a director at the time of the 2004 Annual Meeting of Stockholders and the Board of Directors designates a replacement nominee, the proxies will be voted for the replacement nominee. If the Board of Directors does not designate a replacement nominee, the number of directors to be elected will be reduced. As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as a director.

      Set forth in the table below is a list of the Company’s directors, together with certain biographical information.

Name	Age	Principal Occupation	Class

Peter Cartwright	74	Chairman of the Board, President and Chief Executive Officer of the Company	III
Ann B. Curtis	53	Executive Vice President, Vice Chairman of the Board and Corporate Secretary of the Company	II
Kenneth T. Derr*	67	Retired, Former Chairman and Chief Executive Officer of Chevron Corporation	II
Jeffrey E. Garten*	57	Dean of the Yale School of Management	I
Gerald Greenwald*	68	Managing Partner, Greenbriar Equity Group	II
Susan C. Schwab*	49	Professor, University of Maryland	III
George J. Stathakis	73	Chief Executive Officer, George J. Stathakis & Associates	I
Susan Wang*	53	Retired, Former Executive Vice President and Chief Financial Officer of Solectron Corporation	III
John O. Wilson*	65	Retired, Former Executive Vice President and Chief Economist, Bank of America	I

*	Independent director as independence is defined by the listing standards of the New York Stock Exchange.

Class II Directors with Terms Expiring in 2004

      Ann B. Curtis has served as Executive Vice President of the Company since August 1998, and before that had been Senior Vice President of the Company since September 1992. She has been employed by the Company since its inception in 1984. Ms. Curtis became a director of the Company in September 1996 and became Vice Chairman of the Board of Directors in March 2002. She is responsible for overseeing the Company’s administrative functions, including the functions of general counsel, human resources, public relations and investor relations. Ms. Curtis also serves as Corporate Secretary for the Company. From the Company’s inception in 1984 through 1992, she served as the Company’s Vice President for Management and Financial Services. Additionally, from 1984 through March 2002, Ms. Curtis served in the role of Chief Financial Officer. Prior to joining the Company, Ms. Curtis was Manager of Administration for Gibbs & Hill, Inc., an architect/engineering firm which specialized in power engineering projects.

      Kenneth T. Derr became a director of the Company in May 2001. Mr. Derr retired as the Chairman and Chief Executive Officer of Chevron Corporation, an international oil company, in 1999, a position that he held since 1989, after a 39-year career with the company. Mr. Derr obtained a Master of Business Administration from Cornell University in 1960 and a Bachelor’s degree in Mechanical Engineering from Cornell University in 1959. Mr. Derr serves as a director of AT&T Corp., Citigroup, Inc. and Halliburton Co.

      Gerald Greenwald became a director of the Company in July 2001. Mr. Greenwald is a managing partner of the Greenbriar Equity Group, a private equity investor in the transportation industry, which he co-founded in 1999. Mr. Greenwald was the Chairman and Chief Executive Officer of UAL Corporation and United Airlines (UAL), its principal subsidiary, from 1994 until his retirement in 1999. From 1979 to 1990, Mr. Greenwald held various executive positions with Chrysler Corporation, an automotive manufacturer, serving as Vice Chairman of the Board from 1989 to May 1990 and as Chairman of Chrysler Motors from 1985 to 1988. In 1990, Mr. Greenwald was selected to serve as Chief Executive Officer of United Employee Acquisition Corporation in connection with the proposed 1990 employee acquisition of UAL. From 1991 to 1992, he was a Managing Director of Dillon Read & Co., Inc., an investment banking firm, and, from 1992 to 1993, he was President and Deputy Chief Executive Officer of Olympia & York Developments Ltd., a Canadian real estate company. Mr. Greenwald served as Chairman and Managing Director of Tatra Truck Company, a truck manufacturer in the Czech Republic, from 1993 to 1994. Mr. Greenwald is a trustee of the Aspen Institute and serves as a director of Aetna Inc. and Sentigen Holding Corp.

Continuing Class III Directors with Terms Expiring in 2005

      Peter Cartwright founded the Company in 1984 and has since served as a director and as the Company’s President and Chief Executive Officer. Mr. Cartwright became Chairman of the Board of Directors of the Company in September 1996. From 1979 to 1984, Mr. Cartwright was Vice President and General Manager of Gibbs & Hill, Inc.’s Western Regional Office. From 1960 to 1979, Mr. Cartwright worked for General Electric Corporation’s Nuclear Energy Division. His responsibilities included plant construction, project management and new business development. He served on the Board of Directors of nuclear fuel manufacturing companies in Germany, Italy and Japan. Mr. Cartwright was responsible for General Electric’s technology development and licensing programs in Europe and Japan. Mr. Cartwright obtained a Master of Science Degree in Civil Engineering from Columbia University in 1953 and a Bachelor of Science Degree in Geological Engineering from Princeton University in 1952. Mr. Cartwright serves as a director of Catalytica Energy Systems, Inc.

      Susan C. Schwab became a director of the Company in January 1997. Dr. Schwab is a professor at the University of Maryland and served as Dean of the School of Public Affairs from August 1995 to August 2003. Dr. Schwab served as Director, Corporate Business Development for Motorola, Inc., an electronics manufacturer, from July 1993 to August 1995. She also served as Assistant Secretary of Commerce for the U.S. and Foreign Commercial Service from March 1989 to May 1993. Dr. Schwab serves as a director of Adams Express Co. and Petroleum & Resources Corp.

      Susan Wang became a director of the Company in June 2003. From January 2001 to February 2002, Ms. Wang served as Executive Vice President for Solectron Corporation, an electronics manufacturing services company, and from August 1989 to February 2002, she served as its Chief Financial Officer. Prior to that she was the Director of Finance from October 1984 to August 1989. From May 1977 to October 1984 she was Manager, Financial Services for Xerox Corporation, a document and equipment services provider. Ms. Wang obtained a Masters of Business Administration from University of Connecticut in 1981 and a bachelor’s degree in accounting from the University of Texas in 1972. Ms. Wang is a certified public accountant in New York, a member of the Financial Executive Institute and served as chairman of the Financial Executive Research Foundation from 1998 to 1999. Ms. Wang serves as a director of Altera Corp., Avanex Corp. and Nektar Therapeutics.

Continuing Class I Directors with Terms Expiring in 2006

      Jeffrey E. Garten became a director of the Company in January 1997. Mr. Garten has served as Dean of the Yale School of Management and as the William S. Beinecke Professor in the Practice of International Trade and Finance since November 1995. Mr. Garten served as Undersecretary of Commerce of International Trade from November 1993 to October 1995. He was a managing director of The Blackstone Group, an investment banking firm, from October 1990 to October 1992. Prior thereto, Mr. Garten founded and managed The Eliot Group, a small investment bank, from November 1987 to October 1990, and served as managing director of Lehman Brothers, an investment banking firm, from January 1979 to November 1987. Mr. Garten serves as a director of CarMax, Inc. and Aetna Inc.

      George J. Stathakis became a director of the Company in September 1996 and has served as a Senior Advisor to the Company since December 1994. Mr. Stathakis is also the Chief Executive Officer of George J. Stathakis & Associates. He has been providing financial, business and management advisory services to numerous corporations since 1985. He also served as Chairman of the Board and Chief Executive Officer of Ramtron International Corporation, an advanced technology semiconductor company, from 1990 to 1994. From 1986 to 1989, he served as Chairman of the Board and Chief Executive Officer of International Capital Corporation, a subsidiary of American Express. Prior to 1986, Mr. Stathakis served 32 years with General Electric Corporation in various management and executive positions.

      John O. Wilson became a director of the Company in January 1997. Mr. Wilson served as a Senior Research Fellow at the Berkeley Roundtable on the International Economy and as Executive Vice President and Chief Economist of SDR Capital Management from January 1999 through December 2001. Mr. Wilson served as Executive Vice President and Chief Economist at Bank of America from August 1984 to January 1999. He joined Bank of America in June 1975 as Director of Economics-Policy Research. He served as a faculty member at the University of California at Berkeley from September 1979 to June 1991, at the University of Connecticut from September 1974 to June 1975, and at Yale University from January 1967 to September 1970. Mr. Wilson also served as Director of Regulatory Analysis of the U.S. Atomic Energy Commission from April 1972 to October 1972, as Director of Welfare Reform of the Department of Health, Education and Welfare from April 1971 to April 1972, and as Assistant Director of the U.S. Office of Economic Opportunity from August 1969 to April 1971. Mr. Wilson serves as a director of The Ryland Group, Inc.

Recommendation of the Board of Directors

      The Board of Directors recommends that the stockholders vote “FOR” the election of the Class II Director nominees listed above.

PROPOSAL TWO: AMENDMENT OF THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES

Background

      Under the Company’s Certificate of Incorporation, the Company is authorized to issue up to 1,000,000,000 shares of Common Stock. As of March 29, 2004, there were 415,736,644 shares of Common Stock issued and outstanding. In addition, as of March 29, 2004, approximately 44,230,000 shares were reserved for issuance under the Company’s stock-based employee compensation and incentive plans, approximately 165,660,000 shares were reserved for issuance in connection with convertible securities issued by the Company or subsidiaries of the Company, and approximately 375,373,356 shares were available for future corporate purposes.

The Proposal

      The Board of Directors has unanimously adopted a resolution declaring it advisable to amend the Certificate of Incorporation to increase from 1,000,000,000 to 2,000,000,000 the number of shares of Common Stock that the Company has the authority to issue. This amendment is being submitted to the stockholders of the Company for approval.

Reasons for the Amendment

      At the 2001 Annual Meeting of Stockholders, the stockholders approved an increase in the authorized Common Stock of the Company from 500,000,000 shares of Common Stock to 1,000,000,000 shares of Common Stock. Since that time, the Company has completed one registered offering in which it issued 66 million shares of Common Stock, and one registered offering in which it issued of securities convertible into 66,408,412 shares of Common Stock, thereby raising needed capital for the Company. Accordingly, much of the additional Common Stock authorized to be issued has been issued or is reserved for issuance.

      The Board of Directors believes that it is in the Company’s best interest to increase the number of authorized but unissued shares of Common Stock in order to have additional shares available to meet the Company’s future business needs as they arise. While the Company’s management has no current arrangements, agreements, understandings or plans for the use of the additional shares proposed to be authorized, the Board of Directors believes that the availability of such additional shares will provide the Company with the flexibility to issue Common Stock for a variety of purposes that the Board of Directors may deem advisable. These purposes could include, among other things, the sale of stock to raise additional capital, the purchase of property or assets, the acquisition or merger into the Company of other companies, the use of stock for various equity compensation and other employee benefit plans and arrangements, the declaration of stock splits or dividends, and other bona fide corporate purposes. In some situations, the issuance of additional shares of Common Stock could have a dilutive effect on earnings per share and, for a stockholder who does not purchase additional shares to maintain its, his or her pro rata interest, a dilutive effect on a stockholder’s percentage voting power in the Company. If authorized, the additional shares of Common Stock could be issued without further action by the Company’s stockholders.

      Although an increase in the authorized shares of Common Stock could, under certain circumstances, be construed as having an anti-takeover effect (for example, by diluting the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the Board of Directors is not proposing this amendment to the Certificate of Incorporation in response to any effort known to the Board of Directors to accumulate Common Stock or to obtain control of the Company by means of a merger, tender offer or solicitation in opposition to management. In addition, the proposal is not part of any plan by management to recommend a series of similar amendments to the Board of Directors and the stockholders. Finally, the Board of Directors does not currently contemplate recommending the adoption of any other amendments to the Certificate of Incorporation which could be construed as affecting the ability of third parties to take over or to change the control of the Company.

Recommendation of the Board of Directors

      The Board of Directors recommends that the stockholders vote “FOR” the amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock.

PROPOSAL THREE: AMENDMENT OF THE 1996 STOCK INCENTIVE PLAN

Background

      The 1996 Stock Incentive Plan (the “Incentive Plan”) provides for equity-based awards to employees, non-employee directors, and certain independent contractors of the Company. The Company may grant stock options, stock appreciation rights (“SARs”), restricted Common Stock, and unrestricted Common Stock to eligible participants under the Incentive Plan. Options granted under the Incentive Plan may be either (i) non-statutory options (“Non-Statutory Options”) or (ii) options that satisfy the requirements of Section 422 of the Internal Revenue Code (“Incentive Options” and, together with Non-Statutory Options, “Options”).

      The maximum number of shares of Common Stock issuable under the Incentive Plan is 57,555,845 shares (calculated on the basis of the original Incentive Plan share reserve, the 2-for-1 stock splits that became effective on October 7, 1999, June 8, 2000 and November 14, 2000, the increase in shares approved at the 2002 Annual Meeting of Stockholders and the effect of the “evergreen” provision of the Incentive Plan in effect until 2002). As of March 29, 2004, approximately 18 million shares of Common Stock have been issued upon the exercise of options granted under the Incentive Plan. Of the approximately 39.5 million shares of Common Stock available for issuance under the Incentive Plan, as of March 29, 2004, approximately 39 million shares have been reserved for issuance pursuant to outstanding awards, leaving only approximately 500,000 shares of Common Stock available for future awards.

Proposal

      The Company proposes to amend the Incentive Plan to increase the number of shares of Common Stock available for grants by 21 million shares. The additional 21 million shares of Common Stock would be available for all types of awards authorized under the Incentive Plan.

Reasons for the Amendment

      The amendment would permit the Company to continue to grant awards under the Incentive Plan. The continued success of the Company depends on its ability to attract and retain directors and employees who are highly qualified and motivated. The Board of Directors believes that the Incentive Plan promotes this objective by giving participants an opportunity to share in the success of the Company through equity ownership. The Incentive Plan also is designed to create an identity of interests between the Company’s directors and employees and its stockholders by providing participants with appropriate incentives to build stockholder value.

Summary of the 1996 Stock Incentive Plan

      Below is a summary of the principal provisions of the Incentive Plan, which summary is qualified in its entirety by reference to the full text of the Incentive Plan, a copy of which was filed with the Securities and Exchange Commission as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

      Purpose. The purpose of the Incentive Plan is to promote the interests of the Company by providing eligible persons with the opportunity to acquire, or otherwise increase, their proprietary interest in the Company.

      Structure. The Incentive Plan is divided into five separate equity programs:

•	Discretionary Option Grant Program, under which eligible persons may be granted Options to purchase shares of Common Stock;

•	Salary Investment Option Grant Program, under which eligible employees may elect to have a portion of their base salary invested each year in special Non-Statutory Option grants;

•	Stock Issuance Program, under which eligible persons may be issued shares of Common Stock directly, either through the immediate purchase of such shares or as a bonus for services rendered to the Company;

•	Automatic Option Grant Program, under which eligible non-employee members of the Board of Directors shall receive Non-Statutory Option grants at periodic intervals to purchase shares of Common Stock; and

•	Director Fee Option Grant Program, under which non-employee members of the Board of Directors may elect to have all or any portion of their annual retainer fee otherwise payable in cash applied to a special Non-Statutory Option grant.

      Administration. Administration of each equity program under the Incentive Plan with respect to officers and directors subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), and administration of the Salary Investment Option Grant Program with respect to all eligible individuals, is charged to a committee of two or more outside directors of the Company (the “Primary Program Administrator”). The Compensation Committee of the Board currently serves as the Primary Program Administrator.

      At the discretion of the Board of Directors, the administration of each equity program with respect to all other persons eligible to participate may be vested in the Primary Program Administrator, a separate committee of two or more directors of the Company, or in the entire Board of Directors (each, as applicable, the “Program Administrator”). The Board of Directors has vested in Peter Cartwright and Ann B. Curtis the authority to serve as the Program Administrators for the Discretionary Option Grant Program with respect to all other persons eligible to participate in such programs.

      Eligibility. The persons eligible to participate in the Discretionary Option Grant and Stock Issuance Programs are (i) employees of the Company, (ii) non-employee members of the Board of Directors or the board of directors of any subsidiary of the Company and (iii) consultants and other independent advisers who provide services to the Company (or any subsidiary of the Company). Approximately 3,413 employees of the Company and its subsidiaries are currently eligible to participate in the Discretionary Option Grant and Stock Issuance Programs.

      Only officers and directors subject to Section 16 of the Securities Exchange Act or other highly compensated employees, selected by the Primary Program Administrator, of whom there are currently 31, are eligible to participate in the Salary Investment Option Grant Program.

      Only non-employee members of the Board of Directors of the Company are eligible to participate in the Automatic Option Grant and Director Fee Option Grant Programs. There are currently seven directors eligible to participate in these programs.

      Individual Share Limit. No person participating in the Incentive Plan may receive options, separately exercisable SARs, and direct stock issuances for more than 4,000,000 shares of Common Stock in the aggregate per calendar year.

      Adjustments Upon Changes in Capitalization. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, appropriate adjustments will be made to (i) the maximum number and class of securities issuable under the Incentive Plan, (ii) the number and class of securities for which any one person may be granted Options, separately exercisable SARs, and direct stock issuances under the Incentive Plan per calendar year, (iii) the number and class of securities and the exercise price per share in effect under each outstanding option under the Incentive Plan, and (iv) the number and class of securities and price per share in effect under each outstanding Option incorporated into the Incentive Plan from the Company’s predecessor stock option plan.

      Amendment and Termination. The Board of Directors may amend or modify the Incentive Plan at any time. No amendment or modification will adversely affect any outstanding award unless the participant consents. Unless terminated sooner by the Board of Directors, the Incentive Plan will terminate upon the earliest of (i) July 16, 2006, (ii) the date on which all shares available for issuance under the Incentive Plan have been issued as fully vested shares, or (iii) the termination of all outstanding Options in connection with a Corporate Transaction (as defined below).

     Discretionary Option Grant Program

     Non-Statutory Option Terms

Exercise Price. The exercise price per share of each Non-Statutory Option is fixed by the applicable Program Administrator and may not be less than 85% of the fair market value per share of Common Stock on the grant date. Non-Statutory Options that are intended to qualify as “performance-based compensation” (and thus intended to be exempt from the $1 million deduction limit under Section 162(m) of the Internal Revenue Code) will have an exercise price equal to 100% of the fair market value per share of Common Stock on the option grant date.

Exercise and Term. Each Non-Statutory Option is exercisable at such times, during such periods and for such number of shares as determined by the applicable Program Administrator when the Option is granted. No Non-Statutory Option may have a term exceeding 10 years measured from the grant date.

Effect of Termination of Service with the Company. Any Option outstanding at the time of a participant’s cessation of service for any reason remains exercisable for a period of time determined by the applicable Program Administrator when the Option is granted, but no Option will be exercisable after the expiration of the Option term. During a post-service exercise period, an Option may not be exercised in the aggregate for more than the number of vested shares for which the Option was exercisable on the date of a participant’s cessation of service (except in the case of retirement). An Option will terminate and cease to be outstanding for any vested shares for which the Option has not been exercised upon the earlier of (i) the expiration of the applicable exercise period or (ii) the expiration of the Option term. However, upon a participant’s cessation of service, any Option that is not at that time exercisable for vested shares will terminate and cease to be outstanding.

Effect of Death or Disability. In the event a participant ceases service by reason of death or permanent disability while the Option is outstanding, such Option may be exercised during the 12 month period following such cessation of service (or if shorter, until the expiration term of the Option). Any Option exercisable in whole or in part by a participant at the time of death may be exercised by the personal representative of a participant’s estate or by the persons to whom the Option is transferred pursuant to a participant’s will or in accordance with the laws of descent and distribution.

Effect of Retirement. For Options granted after September 19, 2002, any Option outstanding at the time of the participant’s cessation of service due to retirement shall (i) remain exercisable until the expiration of the ten (10) year option term, and (ii) provided that participant has completed at least 12 months of service after the grant date, become immediately vested and fully exercisable. For Options granted prior to September 19, 2002 where the strike price of such Options is equal to or greater than the fair market value of the Common Stock of the Company at the close of business on September 19, 2002, any such Option outstanding at the time of participant’s cessation of service due to retirement shall (a) remain exercisable until the expiration of the ten (10) year option term, and (b) provided that participant has completed at least twelve (12) months of service after the grant date, become immediately vested and fully exercisable.

Stockholder’s Rights. A holder of an Option has no stockholder’s rights with respect to the shares subject to the Option until such person exercises the Option, pays the exercise price, and becomes a holder of record of the purchased shares.

Transferability. Non-Statutory Options may, in connection with the participant’s estate plan, be assigned in whole or in part during the participant’s lifetime either as (i) a gift to one or more members of Optionee’s immediate family, to a trust in which Optionee and/or one or more such family members hold more than fifty percent (50%) of the beneficial interest or an entity which more than fifty percent (50%)

of the voting interests are owned by Optionee and/or one or more such family members, or (ii) pursuant to a domestic relations order.

Corporate Transactions. In the event of a “Corporate Transaction,” defined as a merger or consolidation in which securities representing more than 50% of the total combined voting power of the Company are transferred to persons different from those holding the securities immediately prior to the transaction, or a sale, transfer or other dispositions of all or substantially all of the assets of the Company in complete liquidation or dissolution of the Company, each outstanding Option will automatically accelerate so that each Option will, immediately prior to the effective date of the Corporate Transaction, become fully exercisable.

However, an outstanding Option will not accelerate if and to the extent that (i) the Option is either assumed by the successor corporation or to be replaced with a comparable option to purchase shares of the capital stock of the successor corporation, (ii) the Option is to be replaced with a cash incentive program of the successor corporation, or (iii) the acceleration of the Option is subject to other limitations imposed by the Discretionary Option Grant Program Administrator at the time of the grant.

Immediately following the consummation of the Corporate Transaction, all outstanding Options will terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or the parent of the successor corporation). Immediately after a Corporate Transaction, each Option assumed in connection with the Corporate Transaction will be appropriately adjusted to apply to the number and class of securities that would have been issuable to the participant in consummation of the Corporation Transaction had the Option been exercised immediately prior to the Corporate Transaction.

Involuntary Termination. The Discretionary Option Grant Program Administrator has authority to grant Options under the Discretionary Option Grant Program that will automatically accelerate in the event a participant undergoes an Involuntary Termination within 18 months following a Corporate Transaction in which Options are assumed or replaced and do not otherwise accelerate. “Involuntary Termination” is defined as an individual’s involuntary dismissal or discharge by the Company for reasons other than misconduct, or an individual’s voluntary resignation following (i) a change in his or her position with the Company that materially reduces his or her level of responsibility, (ii) a reduction in his or her level of compensation by more than 15%, or (iii) a relocation of his or her place of employment by more than 50 miles without his or her consent.

Change in Control. The Discretionary Option Grant Program Administrator has authority to grant Options under the Discretionary Option Grant Program that will automatically accelerate in the event a participant undergoes an Involuntary Termination within 18 months following a Change in Control. “Change in Control” is defined as a change in ownership or control of the Company effected through either (i) the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders that the Board of Directors does not recommend the stockholders to accept, or (ii) a change in the composition of the Board of Directors over a period of 36 consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to consist of individuals who either (i) have been Board members continuously since the beginning of the period or (ii) have been elected or nominated for election as Board members during the period by at least a majority of the Board members described in clause (i) who were still in office at the time the Board approved the election or nomination.

Cancellation and Regrant of Options. The Discretionary Option Grant Program Administrator has the authority to effect, at any time, with the consent of the affected participants, the cancellation of any or all outstanding Options under the Discretionary Option Grant Program and to grant in substitution new Options covering the same or a different number of shares of Common Stock but with an exercise price per share based on the fair market value per share of Common Stock on the new grant date. However, without the prior approval of the Company’s stockholders, no Option may be repriced or cancelled in exchange for the regrant of a new Option having a lower exercise price than the cancelled Option.

     Incentive Option Terms

      Incentive Options are subject to all of the provisions described above with respect to Non-Statutory Options, with the following modifications:

Eligibility. Incentive Options may be granted only to employees.

Exercise Price. The exercise price per share may not be less than 100% of the fair market value per share of Common Stock on the grant date. If any employee to whom an Incentive Option is granted owns 10% or more of the Common Stock, then the exercise price per share may not be less than 110% of the fair market value per share of Common Stock on the grant date.

Exercise and Term. Each Incentive Option is exercisable at such times, during such periods, and for such number of shares as determined by the applicable Program Administrator when the Option is granted. No Incentive Option may have a term exceeding 10 years measured from the grant date. Any Incentive Option granted to any employee who owns 10% or more of the Common Stock must have a term not to exceed five years measured from the grant date.

Dollar Limitation. The aggregate fair market value of the shares of Common Stock (determined at the date of the grant) for which an employee’s Incentive Options first become exercisable during any one calendar year may not exceed $100,000. Options that first become exercisable in a year for Common Stock exceeding the $100,000 limitation may be exercised only as Non-Statutory Options.

Effect of Termination of Service with the Company. Any Option outstanding at the time of a participant’s cessation of service for any reason remains exercisable for a period of time determined by the Discretionary Option Grant Program Administrator when the Option is granted, but no Option is exercisable after the expiration of the Option term. An Option generally will not be treated as an Incentive Option for federal income tax purposes if an employee exercises the Option more than three months after his employment terminates (or more than one year, if his employment terminates as a result of disability). During a post-service exercise period, an Option may not be exercised for more than the number of vested shares for which the Option is exercisable on the date of a participant’s cessation of service. An Option will terminate and cease to be outstanding for any vested shares for which the Option has not been exercised upon the earlier of (i) the expiration of the applicable exercise period or (ii) the expiration of the Option term. Upon a participant’s cessation of service, any Option that is not at that time exercisable for vested shares will terminate and cease to be outstanding.

Transferability. During the lifetime of a participant, Incentive Options are exercisable only by the participant and are not assignable or transferable other than by will or by the laws of descent and distribution following the participant’s death.

     Stock Appreciation Rights

      The Discretionary Option Grant Program Administrator has authority to grant to selected participants SARs and limited SARs in tandem with an Option. The Discretionary Option Grant Program Administrator may establish terms whereby a participant may be granted the right to elect between the exercise of the underlying Option for shares of Common Stock and the surrender of that Option in exchange for a distribution from the Company in an amount equal to the excess of (i) the fair market value of the number of shares in which the participant is at that time vested under the surrendered Option over (ii) the aggregate exercise price payable for such shares. Once the Discretionary Option Grant Program Administrator has approved such Option surrender, the distribution to which the participant is entitled may be made in shares of Common Stock valued at fair market value on the Option surrender date, in cash, or partly in shares and partly in cash, as the Discretionary Option Grant Program Administrator in its sole discretion deems appropriate.

     Salary Investment Option Grant Program

      Except as described below, the terms of the Options (which may only be Non-Statutory Options) granted under the Salary Investment Option Grant Program are the same as the terms in effect for Non-Statutory Options granted under the Discretionary Option Grant Program.

      Eligibility and Salary Reduction. The Primary Program Administrator has the sole authority to select, from among the officers and directors subject to Section 16 of the Securities Exchange Act and other highly compensated employees, the individuals eligible to participate in the Salary Investment Option Grant Program. Each selected individual who elects to participate must authorize the reduction of his or her base salary for the applicable year by an amount between $10,000 and $50,000, subject to the approval of the Primary Program Administrator. Currently, 31 officers and directors of the Company are currently eligible to participate in the Salary Investment Option Grant Program.

      Exercise Price and Number of Shares. The exercise price of each Option granted under the Salary Investment Option Grant Program is 33 1/3% of the fair market value per share of Common Stock on the grant date. The number of shares of Common Stock subject to the Option is determined by dividing (i) the dollar amount of the approved salary reduction by (ii) a number equal to 66 2/3% of the fair market value per share of the Common Stock on the grant date.

      Exercise and Term. Each Option becomes exercisable in a series of 12 successive equal monthly installments upon the participant’s completion of each calendar month of service with the Company in the calendar year for which the salary reduction is in effect. Each Option has a maximum term of 10 years measured from the grant date.

      Effect of Termination of Service with the Company. Any Option outstanding at the time of a participant’s cessation of service for any reason remains exercisable, for any or all of the shares for which the Option is exercisable at the time of such cessation of service, until the earlier of (i) the expiration of its term and (ii) the expiration of the two-year period measured from the date of such cessation of service. During a post-service exercise period, an Option may not be exercised in the aggregate for more than the number of vested shares for which the Option is exercisable on the date of a participant’s cessation of service. An Option will terminate and cease to be outstanding for any vested shares for which the Option has not been exercised upon the expiration of the earlier of (i) its term and (ii) the two-year period measured from the date of the participant’s cessation of service. Upon a participant’s cessation of service, any Option that is not at that time exercisable will terminate and cease to be outstanding.

      Effect of Death. Any Option exercisable in whole or in part by a participant at the time of death may be exercised by the personal representative of a participant’s estate or by the persons to whom the Option is transferred pursuant to a participant’s will or in accordance with the laws of descent and distribution.

      Corporate Transactions. In the event of a Corporate Transaction, each outstanding Option will automatically accelerate so that each Option will, immediately prior to the effective date of the Corporate Transaction, become fully exercisable with respect to the total number of shares subject to such Option. Each such outstanding Option shall be assumed by the successor corporation and shall remain exercisable until the expiration of the earlier of (i) its term and (ii) the two-year period measured from the date of the participant’s cessation of service.

      Change in Control. In the event of a Change in Control while the participant remains in service, each outstanding Option will automatically accelerate so that each Option will immediately become fully exercisable with respect to the total number of shares subject to such Option, and will remain exercisable until the expiration of the earlier of (i) its term and (ii) the two-year period measured from the date of the participant’s cessation of service.

      Hostile Take-Over. Upon the occurrence of a Hostile Take-Over, the participant will have 30 days in which to surrender each of his or her outstanding Option grants under the Salary Investment Option Grant Program in exchange for a cash distribution from the Company in an amount equal to the excess of (i) the “Take-Over Price” (defined as the greater of the fair market value per share of Common Stock on the date the Option is surrendered and the highest reported price per share of Common Stock paid by the tender offeror in connection with the Hostile Take-Over) of the shares of Common Stock at the time subject to each surrendered Option (whether or not the participant is otherwise at the time vested in those shares) over (ii) the aggregate exercise price payable for such shares. No approval of the Board of Directors or any Program Administrator is required in connection with such surrender and cash distribution. A “Hostile Take-Over” is defined as the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership within the meaning of Rule 13d-3 of the Securities Exchange Act of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which the Board of Directors does not recommend such stockholders to accept.

     Stock Issuance Program

      Shares of Common Stock may be issued under the Stock Issuance Program, in compliance with the terms below, through direct and immediate issuances without any intervening option grants.

      Vesting Provisions. Shares of Common Stock issued under the Stock Issuance Program may, in the discretion of the Program Administrator, be fully and immediately vested upon issuance or may vest in one or more installments over the participant’s period of service with the Company or upon the attainment of specified performance objectives.

      Purchase Price. The purchase price per share of Common Stock will be fixed by the applicable Program Administrator, but will not be less than 100% of the fair market value per share of Common Stock on the issuance date.

      Stockholder’s Rights. The participant has full stockholder’s rights with respect to the shares of Common Stock issued to the participant under the Stock Issuance Program, whether or not the participant’s interest in those shares is vested. Accordingly, the participant has the right to vote such shares and to receive any regular cash dividends paid on such shares.

      Termination of Service. Should the participant cease to remain in service while holding unvested shares of Common Stock issued under the Stock Issuance Program, or should the specified performance objectives, if any, not be attained with respect to such unvested shares, then those shares shall be immediately surrendered to the Company for cancellation, and the participant shall have no further stockholder’s rights with respect to those shares. To the extent such surrendered shares were issued for consideration paid in cash or cash equivalent, the Company will repay such consideration to the participant. The applicable Program Administrator may, in its discretion, waive the surrender and cancellation of all or any of such unvested shares.

      Corporate Transactions; Change in Control. In the event of a Corporate Transaction, all of the Company’s outstanding repurchase/cancellation rights under the Stock Issuance Program will terminate automatically and all of the shares of Common Stock subject to such rights will immediately vest in full, except to the extent that (i) those repurchase/cancellation rights are to be assigned to the successor corporation in connection with such Corporate Transaction or (ii) such accelerated vesting is precluded by other limitations imposed in the individual participant’s stock issuance agreement. The applicable Program Administrator may, in its discretion, at the time unvested shares are issued or at any time that the Company’s repurchase/ cancellation rights remain outstanding under the Stock Issuance Program, provide that those rights will automatically terminate in whole or in part, and the shares of Common Stock subject to those terminated rights will immediately vest, if the participant undergoes an Involuntary Termination within 18 months following the effective date of (i) any Corporate Transaction in which those repurchase/cancellation rights are assigned to the successor corporation or (ii) any Change in Control.

     Automatic Option Grant Program

      Except as described below, the terms of the Options (which may only be Non-Statutory Options) granted under the Automatic Option Grant Program are the same as the terms in effect for Non-Statutory Options granted under the Discretionary Option Grant Program.

      Eligibility. Upon election or appointment to the Board of Directors, each Board member who is not, and has never been, an employee of the Company or any of its subsidiaries is automatically granted a Non-Statutory Option to purchase 20,000 shares of Common Stock. Each non-employee member of the Board also receives an annual Option grant to purchase shares of Common Stock under the Automatic Option Grant Program. Beginning in 2004, on the date of each Annual Stockholders Meeting, each Board member (whether or not standing for reelection at such Meeting) who is not then an employee of the Company and who has served for at least six months on the Board of Directors will be automatically granted a Non-Statutory Option to purchase 3,500 shares of Common Stock. There is no limit on the number of such Option grants any one eligible director may receive over the period of his or her service on the Board of Directors. Currently, six directors of the Company participate in the Automatic Option Grant Program.

      Exercise Price. The exercise price of each Option is 100% of the fair market value per share of Common Stock on the grant date.

      Term. Each Option has a term of 10 years measured from the grant date.

      Exercise and Vesting. Each Option is immediately exercisable. However, any shares purchased are subject to repurchase by the Company, at the exercise price per share, upon the participant’s cessation of service on the Board of Directors prior to vesting in those shares. Each initial grant vests in a series of four successive equal annual installments upon the participant’s completion of each year of service on the Board of Directors over the four-year period measured from the grant date. Each annual grant shall vest upon the participant’s completion of one year of service on the Board of Directors measured from the automatic grant date.

      Termination of Board Service. Any Option outstanding at the time of a participant’s cessation of service on the Board of Directors for any reason remains exercisable by the participant (or, in the event of the participant’s death, by the participant’s beneficiary or personal representative), for any or all of the shares for which the Option is exercisable at the time of such cessation of service, until the earlier of (i) the expiration of its term and (ii) the expiration of the 12-month period measured from the date of such cessation of service. During a post-service exercise period, an Option may not be exercised for more than the number of vested shares for which the Option is exercisable on the date of a participant’s cessation of service. Immediately upon a participant’s cessation of service on the Board of Directors for any reason other than death or permanent disability, the Option will terminate to the extent it is not then exercisable for vested shares.

      Effect of Death or Disability. In the event a participant ceases to serve as a member of the Board of Directors by reason of death or permanent disability, all shares at the time subject to Options granted under the Automatic Option Grant Program will immediately vest and the Options may be exercised for those shares as fully-vested shares of Common Stock, during the 12-month period following such cessation of service (or, if shorter, until the expiration of the term of the Option).

      Corporate Transactions. In the event of a Corporate Transaction, each outstanding Option will automatically accelerate so that each Option will, immediately prior to the effective date of the Corporate Transaction, become fully exercisable with respect to the total number of shares subject to such Option. Immediately following consummation of the Corporate Transaction, each Option will terminate to the extent not exercised, unless and to the extent assumed by the successor corporation. Each Option assumed in connection with a Corporate Transaction will be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities that would have been issuable to the participant in connection with the Corporate Transaction had the Option been exercised immediately prior to such Corporate Transaction.

      Change in Control. In the event of a Change in Control, each outstanding Option will automatically accelerate so that each Option will immediately become fully exercisable with respect to the total number of shares subject to such Option, and will remain exercisable until the earliest of (i) the expiration of its term, (ii) its earlier termination or (iii) its surrender in connection with a Hostile Take-Over.

      Hostile Take-Over. Upon the occurrence of a Hostile Take-Over, the participant will have 30 days in which to surrender each of his or her outstanding Option grants under the Automatic Option Grant Program in exchange for a cash distribution from the Company in an amount equal to the excess of (i) the Take-Over Price of the shares of Common Stock at the time subject to each surrendered Option (whether or not the participant is otherwise at the time vested in those shares) over (ii) the aggregate exercise price payable for such shares. No approval of the Board of Directors or any Program Administrator is required in connection with such surrender and cash distribution.

     Director Fee Option Grant Program

      Except as described below, the terms of the Options (which may only be Non-Statutory Options) granted under the Director Fee Option Grant Program are the same as the terms in effect for Non-Statutory Options granted under the Discretionary Option Grant Program.

      Eligibility and Fee Application. Each non-employee member of the Board of Directors may elect to apply all or any portion of his or her annual retainer fee to the acquisition of a special Option grant under the Director Fee Option Grant Program. Currently, six directors of the Company are eligible to participate in the Director Fee Option Grant Program.

      Exercise Price and Number of Shares. The exercise price per share is 33 1/3% of the fair market value per share of Common Stock on the grant date. The number of shares of Common Stock subject to the Option is determined by dividing (i) the dollar amount of the portion of the participant’s annual retainer fee applied to acquire the Option by (ii) a number equal to 66 2/3% of the fair market value per share of the Common Stock on the grant date.

      Exercise and Term. Each Option is exercisable for 50% of the shares subject to the Option upon the participant’s completion of six months of service on the Board of Directors in the applicable calendar year, and the Option becomes exercisable for the remaining 50% in a series of six successive equal monthly installments upon the participant’s completion of each calendar month of service on the Board of Directors thereafter. Each Option has a maximum term of 10 years measured from the grant date.

      Termination of Board Service. Any Option outstanding at the time of a participant’s cessation of service on the Board of Directors for any reason remains exercisable by the participant (or, in the event of the participant’s death, by the participant’s beneficiary or personal representative), for any or all of the shares for which the Option is exercisable at the time of such cessation of service, until the earlier of (i) the expiration of its term and (ii) the expiration of the two-year period measured from the date of such cessation of service. During a post-service exercise period, an Option may not be exercised in the aggregate for more than the number of vested shares for which the Option is exercisable on the date of a participant’s cessation of service. Immediately upon cessation of service on the Board of Directors for any reason other than death or permanent disability, the Option will terminate to the extent it is not then exercisable for vested shares.

      Effect of Death or Disability. In the event a participant ceases to serve as a member of the Board of Directors by reason of death or permanent disability, all shares at the time subject to Options granted under the Director Fee Option Grant Program will immediately vest and the Options may be exercised for those shares as fully-vested shares of Common Stock, during the two-year period following such cessation of service (or, if shorter, until the expiration of the term of the Option).

      Corporate Transactions. In the event of a Corporate Transaction while the participant remains a member of the Board of Directors, each outstanding Option will automatically accelerate so that each Option will, immediately prior to the effective date of the Corporate Transaction, become fully exercisable with respect to the total number of shares subject to such Option. Each such outstanding Option shall be assumed by the successor corporation and shall remain exercisable until the expiration of the earlier of (i) its term and (ii) the two-year period measured from the date of the participant’s cessation of service.

      Change in Control. In the event of a Change in Control while the participant remains a member of the Board of Directors, each outstanding Option will automatically accelerate so that each Option will immediately become fully exercisable with respect to the total number of shares subject to such Option, and will remain exercisable until the earlier of the expiration of (i) its term and (ii) the two-year period measured from the date of the participant’s cessation of service.

      Hostile Take-Over. Upon the occurrence of a Hostile Take-Over, the participant will have 30 days in which to surrender each of his or her outstanding Option grants under the Director Fee Option Grant Program in exchange for a cash distribution from the Company in an amount equal to the excess of (i) the “Take-Over Price” of the shares of Common Stock at the time subject to each surrendered Option (whether or not the participant is otherwise at the time vested in those shares) over (ii) the aggregate exercise price payable for such shares. No approval of the Board of Directors or any Program Administrator will be required in connection with such surrender and cash distribution.

Federal Income Tax Information

      In general, a participant will not recognize income for federal income tax purposes when an Option or SAR is granted under the Incentive Plan, and the Company will not be entitled to a federal income tax deduction on the date of the grant.

      When a participant exercises a Non-Statutory Option, the participant will recognize ordinary income for federal tax purposes to the extent that the fair market value of the shares exceeds the Option’s exercise price. When the participant exercises an SAR, the participant will recognize ordinary income equal to the amount of any cash and the fair market value of any shares the participant receives. The Company generally will be entitled to a federal income tax deduction on the exercise date equal to the amount the participant recognizes as ordinary income.

      When a participant exercises an Incentive Option, the participant generally will not recognize income for purposes of computing regular federal income tax liability, and the Company will not be entitled to a deduction. However, the excess of the fair market value of the stock on the exercise date over the exercise price will be included in the participant’s income for purposes of the alternative minimum tax.

      If the participant holds shares acquired with an Incentive Option stock for at least two years from the date the Incentive Option was granted and one year from the date the Incentive Option was exercised, the participant will realize a long-term capital gain or loss upon the sale of the shares, equal to the difference between the exercise price and the sale price. The Company will not receive any federal income tax deduction if the participant holds the shares for the required period. If the participant does not hold the shares for the required period, the participant will recognize ordinary income upon the sale of the shares equal to the excess of the fair market value of the shares on the date of exercise (or, if less, the amount of gain realized on the disposition of the shares) over the exercise price, and the balance of any gain or any loss will be treated as capital gain or loss. The Company will be entitled to a tax deduction equal to the amount of any ordinary income the participant recognizes upon the sale of the shares.

      An Incentive Option will receive the special tax treatment described above only if the participant remains employed by the Company (or a subsidiary in which the Company holds at least 50% of the voting interest) from the grant date until three months before the Incentive Option is exercised. The three-month period is extended to one year if the participant’s employment terminates on account of disability. If the participant does not meet this employment requirement, the Incentive Option will be treated for federal income tax purposes as a Non-Statutory Option.

      If a participant receives shares that are subject to vesting conditions, the participant generally will recognize ordinary income as the shares vest in an amount equal to the difference between the price the participant paid for the shares and the fair market value of the shares on the vesting date. The Company generally will be entitled to a federal income tax deduction on the vesting date equal to the amount the participant recognizes as ordinary income. The participant may elect to treat the date he receives the shares, rather than the vesting date, as the taxable event. A participant who pays an amount at least equal to the fair market value of the shares on the issuance date, and who receives shares that are not subject to vesting conditions (or who elects to be taxed on the issuance date in spite of the vesting conditions), will not recognize ordinary income with respect to the issuance of the shares, and the Company will not be entitled to a tax deduction.

      When a participant sells shares received in a direct stock issuance, the participant will recognize capital gain or loss equal to the difference between the amount the participant paid for the shares (plus any additional amount the participant recognized as ordinary income when the shares vested) and the fair market value of the shares on the date of the sale.

      Under the provisions of section 162(m) of the Internal Revenue Code, the Company may not deduct annual compensation of more than $1,000,000 paid to an individual who, on the last day of the taxable year, is either the chief executive officer or one of the Company’s four other most highly-compensated officers for that year. The deduction limit does not apply to qualified performance-based compensation. The Company believes that compensation under the Discretionary Option Grant Program attributable to Non-Statutory Options and SARs with an exercise price or base price equal to the stock’s fair market value on the grant date, and to Incentive Options, will be treated as qualified performance-based compensation and therefore will not be subject to the deduction limit. Stock issued under the Stock Issuance Program, and Non-Statutory Options granted under the Salary Investment Option Grant Program, are not exempt from the deduction limit. Accordingly, if the amounts that a covered executive recognizes as ordinary income under these programs, when added to the other non-exempt compensation the executive receives in the same year, exceed the deduction limit, the Company will not be able to claim a federal income tax deduction for the amounts in excess of the limit.

New Plan Benefits

      Except under the Automatic Option Grant Program, future awards of Options, SARs, and Common Stock to participants under the Incentive Plan are subject to the discretion of the applicable Program Administrator or, in the case of the Salary Investment Option Grant Program and the Director Fee Option Grant Program, the election of the participant. Accordingly, the benefits that any employee or group of employees might receive under the Incentive Plan as it is proposed to be amended (other than the Automatic Option Grant Program) in the future is not determinable. The closing price of the Common Stock on March 29, 2004, was $4.79 per share. Beginning in 2004, under the Automatic Option Grant Program, each Board member who is not then an employee of the Company and who has served for at least six months on the Board of Directors (whether or not standing for re-election) on the date of each Annual Stockholders Meeting will be automatically granted a Non-Statutory Option to purchase 3,500 shares of Common Stock. George Stathakis, who is a former employee of the Company, does not participate in the Automatic Option Grant Program. Mr. Stathakis receives an annual option grant under the Discretionary Option Grant Program in an amount equal to and on similar terms as the grants issued under the Automatic Option Grant Program to the other non-employee directors.

Company Equity Compensation Plan Information

      The following table provides certain information, as of December 31, 2003, concerning certain compensation plans (including the 1996 Stock Incentive Plan) under which the Company’s equity securities are authorized for issuance.

	Number of Securities	Weighted Average	Number of Securities Remaining
	to be Issued Upon	Exercise Price of	Available for Future Issuance
	Exercise of	Outstanding	Under Equity Compensation
	Outstanding Options,	Options, Warrants	Plans (Excluding Securities
Plan Category	Warrants, and Rights	and Rights	Reflected in Column(a))

Equity compensation plans approved by security holders
Calpine Corporation 1992 Stock Incentive Plan(1)	4,996,798	$0.784	—
Encal Energy Ltd. Stock Option Plan(2)	126,219	$34.693	—
Calpine Corporation 1996 Stock Incentive Plan	28,715,414	$9.427	5,816,080
Calpine Corporation 2000 Employee Stock Purchase Plan			4,405,560
Equity compensation plans not approved by security holders	—	—	—

Total	33,838,431	$8.245	10,221,640

(1)	The Calpine Corporation 1992 Stock Incentive Plan was approved in 1992 by the Company’s sole security holder at the time, Electrowatt Ltd.

(2)	In connection with the merger with Encal Energy Ltd., which closed in 2001, the Company assumed the Encal Energy Fifth Amended and Restated Option Plan. 126,219 shares of the Company’s Common Stock are subject to issuance upon exercise of options granted pursuant to this plan at a weighted average exercise price of $34.693. Other than the shares reserved for future issuance upon the exercise of these options, there are no securities available for future issuance under this plan.

Recommendation of the Board of Directors

      The Board of Directors recommends that the stockholders vote “FOR” the amendment to the Incentive Plan to increase by 21 million the number of shares of Common Stock available for awards under such plan.

PROPOSAL FOUR: AMENDMENT OF THE
2000 EMPLOYEE STOCK PURCHASE PLAN

Background

      In 2000, the Board of Directors adopted, and the stockholders at the 2000 Annual Meeting of Stockholders approved, the adoption of, the 2000 Employee Stock Purchase Plan (the “2000 ESPP”), which permits eligible employees to acquire a proprietary interest in the Company by purchasing Common Stock through payroll deductions. The maximum number of shares of Common Stock reserved for issuance under the 2000 ESPP is 12,000,000 shares (as amended in 2002 and as adjusted for the 2-for-1 stock splits that became effective on June 8, 2000 and November 14, 2000). At the time of the amendment in 2002, the Company anticipated that the shares reserved for issuance under the 2000 ESPP would be sufficient to allow the Company to offer participation in the 2000 ESPP to existing and future employees of the Company and its subsidiaries for two years, or until mid-2004. Consistent with that expectation, approximately 7.6 million shares have been issued and an additional 2.5 million shares are expected to be issued on May 31, 2004. In order to continue to offer purchase rights to eligible employees under the 2000 ESPP, the 2000 ESPP must be amended to provide for the issuance of additional shares of Common Stock.

      The 2000 ESPP is designed to qualify for favorable tax treatment under Section 423 of the Internal Revenue Code. In order to continue to meet the requirements of Section 423 of the Internal Revenue Code, and in accordance with the terms of the 2000 ESPP, the proposed amendment to the 2000 ESPP must be approved by the Company’s stockholders.

Proposal

      The Company proposes to amend the 2000 ESPP to authorize the issuance of 16 million additional shares of Common Stock. The Company currently anticipates these additional shares, together with the previously authorized shares that remain unissued, will be sufficient to allow the Company to offer participation in the 2000 ESPP to existing and future employees of the Company and its subsidiaries for two more years.

Reasons for the Amendment

      The continued success of the Company depends on its ability to attract and retain employees who are highly qualified and motivated. The Board of Directors believes that the 2000 ESPP promotes this objective by enabling employees to acquire Common Stock at a discount to the market price. By encouraging employees to acquire an equity interest in the Company, the 2000 ESPP also is designed to create an identity of interests between employees and the stockholders of the Company by providing employees with appropriate incentives to build stockholder value. Accordingly, the Board of Directors believes that it is in the best interest of the Company to continue to offer participation in the 2000 ESPP to employees of the Company and its subsidiaries.

Summary of the 2000 ESPP

      Below is a summary of the principal provisions of the 2000 ESPP, which summary is qualified in its entirety by reference to the full text of the 2000 ESPP, a copy of which is attached as an appendix to the Company’s Proxy Statement for its 2000 Annual Meeting.

      Purpose. The purpose of the 2000 ESPP is to promote the interests of the Company by providing eligible employees with the opportunity to acquire a proprietary interest in the Company through participation in a payroll deduction based employee stock purchase plan designed to qualify under Section 423 of the Internal Revenue Code.

      Administration. The 2000 ESPP is administered by a committee of two or more members of the Board of Directors appointed by the Board (the “ESPP Administrator”). Peter Cartwright and Ann B. Curtis currently serve as the ESPP Administrators.

      Eligibility. All employees of the Company or a Participating Corporation who are regularly expected to render more than 20 hours of service per week for more than five months per calendar year are eligible to participate in the 2000 ESPP. A “Participating Corporation” is defined as any subsidiary corporation in which the company holds, directly or indirectly, at least 50% of the voting interest, to which the Board of Directors chooses to extend the 2000 ESPP. Approximately 3,196 employees of the Company and its subsidiaries currently are eligible to participate in the 2000 ESPP.

      Offering Periods. The 2000 ESPP is implemented through a series of successive offering periods of a duration (not to exceed 24 months) determined by the ESPP Administrator. During an offering period, funds accumulate through payroll deductions for the purchase of shares of Common Stock.

      Grant of Purchase Rights. Each participant is granted a separate purchase right for each offering period in which he or she elects to participate. The purchase right is granted on the participant’s entry date into the offering period and entitles the participant to purchase shares of Common Stock in installments on specified dates (each, a “Purchase Date”) during the offering period. Purchase rights may not be granted to any eligible employee if such individual would, immediately after the grant, own or hold outstanding options or other rights to purchase stock representing 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary. No participant may purchase more than 2,400 shares of Common Stock on any purchase date, or more than $25,000 worth of stock (determined using the value of the stock on the participant’s entry date into the offering period) for each calendar year in which the purchase right is outstanding.

      Purchase Price. The purchase price per share of Common Stock offered under the 2000 ESPP in a given offering period may not be less than 85% of the lower of (i) the fair market value per share of Common Stock on the participant’s entry date into the applicable offering period or (ii) the fair market value per share of Common Stock on the Purchase Date (the “Purchase Price”). The percentage discount is determined by the ESPP Administrator. The fair market value of the Common Stock on a given date is the closing selling price of the Common Stock for such date as reported by the New York Stock Exchange.

      Payroll Deductions. Payroll deductions for a participant commence on the first pay day following the participant’s entry date into the offering period, and continue through the pay day ending with or immediately prior to the last day of the offering period unless sooner terminated by the participant. The amount to be contributed is selected by the participant, and may be increased or decreased, subject to certain limitations, during the offering period.

      Exercise of Purchase Rights. Each purchase right is automatically exercised on each Purchase Date by applying the accumulated payroll deductions to purchase shares of Common Stock at the applicable Purchase Price.

      Withdrawal; Termination of Employment. A participant may, at any time prior to the next scheduled Purchase Date in the offering period, terminate his or her outstanding purchase right. Should the participant cease to be an eligible employee for any reason (including death, disability or change in status) while his or her purchase right remains outstanding, the purchase right will immediately terminate.

      Assignability. A purchase right is exercisable only by the participant and is not assignable or transferable by a participant.

      Adjustments Upon Changes in Capitalization, Dissolution, Merger, Asset Sale or Change in Control. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, appropriate adjustments will be made to (i) the maximum number and class of securities issuable under the 2000 ESPP, (ii) the maximum number and class of securities purchasable per participant on any one Purchase Date, and (iii) the number and class of securities and the price per share in effect under each outstanding purchase right in order to prevent the dilution or enlargement of benefits under the 2000 ESPP. Each outstanding purchase right will be exercised automatically immediately prior to the effective date of a “Corporate Transaction,” which is defined as a merger or consolidation in which securities representing more than 50% of the total combined voting power of the Company are transferred to persons different from those holding the securities immediately prior to the transaction, or a sale, transfer, or other dispositions of all or substantially all of the assets of the Company in complete liquidation or dissolution of the Company.

      Amendment and Termination. The Board of Directors may alter, amend, suspend, or discontinue the 2000 ESPP at any time to become effective on the date specified by the Board of Directors. If the Board of Directors amends the 2000 ESPP to increase the number of shares of Common Stock that may be issued under the 2000 ESPP, no shares of Common Stock may be issued under the increased share limit until the Company’s stockholders have approved the increase. The Board of Directors or the ESPP Administrator (or its designee) may authorize additional affiliates of the Company to become Participating Corporations, or may revoke affiliates’ status as Participating Corporations, without stockholder approval.

      Unless terminated sooner by the Board of Directors, the 2000 ESPP will terminate upon the earliest of (i) the last business day of February 2010, (ii) the date on which all shares available for issuance under the 2000 ESPP shall have been sold pursuant to purchase rights exercised under the 2000 ESPP, or (iii) the date on which all purchase rights are exercised in connection with a Corporate Transaction.

Federal Income Tax Information

      The 2000 ESPP and the right of participants to make purchases thereunder are intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code. Under these provisions, amounts deducted from participants’ compensation to purchase shares will be included in their wages for federal income tax purposes at the time of the deduction. No additional income will be taxable to a participant in connection with the purchase of shares until the shares purchased under the 2000 ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant generally will be subject to tax, and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the participant’s entry date in the offering period and more than one year from the Purchase Date for those shares, the participant will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price or (ii) the excess of the fair market value of the shares as of the participant’s entry date in the offering period over the purchase price. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased (or on the date the shares are sold, if less) over the purchase price. Any additional gain or loss on such sale or disposition will be short-term capital gain or loss if the participant owned the shares for a year or less, and will be long-term capital gain or loss if the participant owned the shares for more than a year. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period described above.

      The foregoing is only a summary of the effect of federal income taxation upon participants and the Company with respect to the shares purchased under the 2000 ESPP. Reference should be made to the applicable provisions of the Internal Revenue Code. In addition, the summary does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

New Plan Benefits

      The benefits accruing to participants if the amendment to the 2000 ESPP is approved as proposed will depend on whether eligible employees elect to participate, the level of payroll deductions selected and the Purchase Price of the Common Stock on each Purchase Date. Accordingly, the amount of such benefits that any participant might receive in the future is not determinable. The closing selling price of the Common Stock on March 29, 2004, was $4.79 per share.

Recommendation of the Board of Directors

      The Board of Directors recommends that the stockholders vote “FOR” the amendment to the 2000 Employee Stock Purchase Plan to increase by 16 million the number of shares of Common Stock available for issuance under the plan.

PROPOSAL FIVE: STOCKHOLDER PROPOSAL OPPOSING GEOTHERMAL

DEVELOPMENT ACTIVITIES IN THE MEDICINE LAKE HIGHLANDS AND
REQUESTING THE ADOPTION OF AN INDIGENOUS PEOPLES POLICY

Background and Stockholder’s Statement of Support

      Calvert Asset Management Company (“Calvert”) has informed the Company that it intends to submit the following proposal at the 2004 Annual Meeting of Stockholders. Calvert has informed the Company that, as of December 1, 2003, it beneficially owned 2,449 shares of Common Stock of the Company. Calvert’s proposal states the following:

      WHEREAS, Calpine Corporation faces complex problems as its proposed development of geothermal power plants in the Medicine Lake Highlands impacts the cultural security and integrity of American Indian communities.

      WHEREAS Article 27 of the United Nations International Covenant on Civil and Political Rights, of which the United States is a party to, establishes that “persons belonging to such minorities shall not be denied the right ... to enjoy their own culture, to profess and practise their own religion, or to use their own language.” The Universal Declaration on Human Rights confirms similar rights. Article 13 of the Draft Declaration on the Rights of Indigenous Peoples includes “... the right to manifest, practise, develop and teach their spiritual and religious traditions, customs and ceremonies; the right to maintain, protect, and have access in privacy to their religious and cultural sites; the right to the use and control of ceremonial objects; and the right to the repatriation of human remains.” (E/CN.4/Sub.2/1994/2/Add.1, 1994)

      WHEREAS, we believe companies must develop and implement a comprehensive policy on the rights of indigenous peoples, similar to Calvert’s Policy on Indigenous Peoples’ Rights, to effectively address the challenges they face when their operations impact the survival and security of indigenous peoples.

      WHEREAS, the Final Environmental Impact Statement for our company’s Telephone Flat Geothermal Development Project states that “both the Telephone Flat and Fourmile Hill Geothermal Projects are expected to result in potentially significant, adverse impacts to traditional cultural values ... as the two projects would diminish or alter the qualities that make the Medicine Lake Highlands a sacred site and a traditional cultural property, and reduce the suitability and usefulness of the area for traditional activities. This cumulative impact is considered potentially significant and mitigation is not feasible.” (Executive Summary of the Telephone Flat Geothermal Development Plan EIS/EIR, February 25, 1999)

      WHEREAS, Calvert is concerned that the current lawsuit filed by EarthJustice Legal Defense Fund, and any potential future lawsuits, challenging permits and approvals issued for proposed geothermal plants in the Medicine Lake Highlands, as well as media coverage on American Indian opposition, may result in long-term reputational risks for Calpine.

      WHEREAS, the Pit River Tribe has repeatedly voiced opposition to geothermal development on their ancestral land, and this concern is shared by many other tribes, as evidenced by resolutions opposing geothermal development in the Medicine Lake Highlands on the part of the National Congress of American Indians, the California Council of Tribal Governments, the Intertribal Council of California, and the International Indian Treaty Council. Our company’s development on sacred sites therefore poses risks to the brand and goodwill of Calpine Corporation.

      BE IT RESOLVED, that the shareholders hereby request Calpine Corporation to:

•	Cease and desist development in the Medicine Lake Highlands.

•	Develop, implement, and publish a formal written policy on the rights of indigenous peoples by September 1, 2004.

Board Statement in Opposition

      Calpine Corporation is the world’s largest producer of geothermal energy, operating 19 geothermal power plants in The Geysers region of Northern California. As a reliable source of renewable “green” energy, geothermal steam fields are viewed by many as an essential component to the nation’s power resources, helping to offset the United States’ reliance on fossil fuel. Calpine is currently developing two geothermal projects within the federally designated region known as “Glass Mountain Known Geothermal Resource Area (KGRA),” also known as the Medicine Lake Highlands, a non-pristine, multi-use area of national forest land already characterized by timber harvesting, mining, boating, cabins and snowmobile use. This area is one of a limited number of sites in North America where geothermal activity occurs.

      The existing federal and state permitting process used to evaluate the development of the Telephone Flat and Fourmile Hill geothermal plants incorporated the standards of the National Historic Preservation Act and the American Indian Religious Freedom Act. Calpine’s development does not preclude use of the area by Native Americans for religious and cultural practices and traditional activities, such as traveling to the area while on “vision quests” or collecting native plants.

      While the Final Environmental Impact Statement for the Telephone Flat Project found that any kind of continuing development would adversely affect the spiritual significance of the Medicine Lake Highlands as a sacred site, the same document went on to weigh all considerations and recommended approval of the project. The national forest lands in the project vicinity are not set aside for spiritual or other tribal uses: they are multiple use public lands. The Final Environmental Impact Statement found that: “[t]he Environmentally Superior Alternative that would cause the least damage to the biological and physical environment, and that would best protect, preserve, and enhance historic resources, cultural resources, and other natural resources, while meeting both the objectives of, and the purpose and need for the Project would be the Proposed Action.”

      Calpine respects the rights of indigenous peoples and is committed to working with the tribes on the proposed Glass Mountain development in order to address their concerns. While developing these two new geothermal power plant projects in the Medicine Lake area, Calpine has made efforts to address and reduce any potential impact to indigenous peoples. For example, in order to expand the cultural knowledge base of all stakeholders, Calpine funded a comprehensive ethnographic study, providing solid historical documentation of the area. During a lengthy public review process, both the Native American community and federal and state regulators routinely utilized this body of work in making decisions about how to revise and modify the final siting decisions for the power plants. Mitigation measures designed to protect the cultural sites and tribal uses are incorporated into the permits for the Telephone Flat and Fourmile Hill projects.

      To further address the potential impacts of developing a project on lands associated with indigenous peoples, Calpine successfully negotiated memoranda of agreement with two of impacted tribes and hired tribal monitors from the Klamath, Shasta and Pit River Tribes to support archeologists in observing earth-disturbing activities. Calpine has also provided cultural sensitivity training for employees and contractors, conducted by tribal members.

      As has been accomplished with other Calpine projects located in the vicinity of sacred sites, we fully expected that any related issues would be resolved through mutual dialogue with all parties. This anticipated outcome is exemplified by the successful working relationships Calpine has developed on past projects with other tribes including; the Doig River Tribe in British Columbia, Canada and the Fort Mojave Tribe in Arizona.

      During the past several years, Calpine has made many attempts to meet with the Pit River Tribe to discuss issues of concern and to develop a solution that is satisfactory to both parties. In spite of these efforts, the Pit River Tribe and other parties, including EarthJustice, filed an action in federal court against Calpine and the federal permitting agencies seeking to stop our development efforts. The lawsuit challenged the environmental impacts, trust obligations and the mandated measures to protect cultural resources while maintaining other public uses. A federal court recently summarily dismissed all claims in the lawsuit, upholding our belief that the claims are without merit. We do not view the litigation or this resolution as any kind of a threat to our reputation as a socially responsible corporation and industry leader.

      Calpine believes that Glass Mountain is a good geothermal resource. The Company believes that such resource can be developed in harmony with the interests of the Pit River Tribe and the Company intends to continue its attempts to achieve a communicative relationship with all tribes in the area. The Company will continue to evaluate the development of the Glass Mountain projects in the near future.

      The Company believes that geothermal and other energy projects can be developed while respecting indigenous peoples’ territories, cultures, livelihoods and environments.

      The Board of Directors recommends a vote “AGAINST” the adoption of the stockholder proposal opposing geothermal development activities in the Medicine Lake Highlands and requesting the Company to adopt an indigenous peoples policy.

PROPOSAL SIX: STOCKHOLDER PROPOSAL REGARDING SENIOR EXECUTIVE
EQUITY COMPENSATION PROGRAMS

Background

      The International Brotherhood of Electrical Workers Pension Benefit Fund (the “IBEW Fund”) has informed the Company that it intends to submit the following proposal at the 2004 Annual Meeting of Stockholders. The IBEW Fund has informed the Company that, as of December 17, 2003, it beneficially owned 12,525 shares of Common Stock of the Company. The IBEW Fund’s proposal states the following:

      Resolved, that the shareholders of Calpine Corporation (“Company”) hereby request that the Board of Directors’ Compensation Committee, in developing future senior executive equity compensation plans, utilize performance and time-based restricted share programs in lieu of stock options. Restricted shares issued by the Company should include the following features:

      (1) Operational Performance Measures — The restricted share program should utilize justifiable operational performance criteria combined with challenging performance benchmarks for each criteria utilized. The performance criteria and associated performance benchmarks selected by the Compensation Committee should be clearly disclosed to shareholders.

      (2) Time-Based Vesting — A time based vesting requirement of at least three years should also be a feature of the restricted shares program. That is, in addition to the operational performance criteria, no restricted shares should vest in less than three years from the date of grant.

      (3) Dividend Limitation — No dividend or proxy voting rights should be granted or exercised prior to the vesting of the restricted shares.

      (4) Share Retention — In order to link shareholder and management interests, a retention feature should also be included; that is, all shares granted pursuant to the restricted share program should be retained by the senior executives for the duration of their tenure with the Company.

      The Board and Compensation Committee should implement this restricted share program in a manner that does not violate any existing employment agreement or equity compensation plan.

Stockholder’s Statement of Support

      As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value creation goals. The Company’s executive compensation program should include a long-term equity compensation component with clearly defined operational performance criteria and challenging performance benchmarks.

      We believe that performance and time-based restricted shares are a preferred mechanism for providing senior executives long-term equity compensation. We believe that stock option plans, as generally constituted, all too often provide extraordinary pay for ordinary performance. In our opinion, performance and time-based restricted shares provide a better means to tie the levels of equity compensation to meaningful financial performance beyond stock price performance and to condition equity compensation on performance above that of peer companies.

      Our proposal recognizes that the Compensation Committee is in the best position to determine the appropriate performance measures and benchmarks. It is requested that detailed disclosure of the criteria be made so that shareholders may assess whether, in their opinion, the equity compensation system provides challenging targets for senior executives to meet. In addition, the restricted share program prohibits the receipt of dividends and the exercise of voting rights until shares vest.

      We believe that a performance and time-based restricted share program with the features described above offers senior executives the opportunity to acquire significant levels of equity commensurate with their long-term contributions. We believe such a system best advances the long-term interests of our Company, its shareholders, employees and other important constituents. We urge shareholders to support this reform.

Board Statement in Opposition

      Stock options are a major tool used by companies to compensate, incentivize and retain senior executives, as well as key employees. The Compensation Committee of the Board of Directors of the Company, which is composed of three independent, non-employee directors, administers or oversees all of the Company’s compensation programs, including those for senior executives. The Compensation Committee believes that the stockholder proposal is unnecessary because the Company’s compensation programs for senior executives already have significant performance and time-based components and that implementing such proposal would adversely affect the Company’s ability to attract and retain the most qualified senior executives. In addition to base salary, a major component of senior executive compensation are annual variable incentive awards that take into account the Company’s overall financial performance relative to pre-established corporate objectives and individual contributions, as well as growth in stockholder value. If the Company does not meet its annual objectives, the senior executive does not receive an award for the year. Moreover, the Company also provides significant, long-term, equity-based incentives, which serve to align the financial interests of senior executive officers with those of stockholders. Such equity incentive awards are generally made in the form of stock option awards with an exercise price equal to the market price of the Common Stock on the day of the grant and with a four-year vesting schedule and ten-year term. These stock options are inherently performance-based, because their value is directly linked to the price of the Company’s stock over time and thus reflects the Company’s fundamental performance.

      The Company’s current stock option plan aligns the interests of the senior executives with those of stockholders. The senior executive realizes value from the options only when the Company performance improves, leading to an increase in the price of the Company’s Common Stock that benefits all stockholders. Alignment of the interests of senior executives with those of stockholders is less clear under a restricted share plan. With restricted shares, it is possible for an employee to gain while stockholders lose. For instance, an employee is granted a share of stock when the stock is publicly traded at $5 per share. After the end of the vesting period, the employee may make money no matter what happens to the price of the Common Stock. For example, if the stock price drops to $3 per share, the employee has gained $3, but anyone else who bought the stock on the open market is down $2 per share. Restricted share programs put greater emphasis on longevity and tenure than on the owner-like motivations encouraged by stock option programs. Moreover, as described in the description of the Company’s Incentive Plan in Proposal Three above, the Incentive Plan already provides the Compensation Committee with the flexibility to issue restricted stock under the Stock Issuance Program.

      In sum, the Compensation Committee believes that the stockholder proposal is unnecessary and would undermine the long-term interests of the stockholders by adversely affecting the Company’s ability to attract and retain the most qualified senior executives needed to manage its business.

      The Compensation Committee believes that compensation programs for senior executives of the Company should be designed to attract, motivate and retain talented senior executives based on their level of experience and responsibility and the significant contributions they make to the success of the Company. The Compensation Committee believes that these programs should reward senior executive officers based on their performance in light of pre-established corporate goals and objectives in a manner consistent with corporate values. The Compensation Committee seeks to offer a total compensation program that takes into account the compensation practices of companies with which the Company competes for executive talent.

      The Board of Directors recommends a vote “AGAINST” the adoption of the stockholder proposal regarding senior executive equity compensation programs.

PROPOSAL SEVEN: STOCKHOLDER PROPOSAL REGARDING STOCKHOLDER VOTING

Background

      Mark Latham has informed the Company that he intends to submit the following proposal at the 2004 Annual Meeting of Stockholders. Mr. Latham has informed the Company that, as of December 11, 2003, he beneficially owned at least 4,000 shares of Common Stock of the Company. Mr. Latham’s proposal states the following:

      WHEREAS, shareowners should have the right to vote any way they want (except for buying and selling votes);

      WHEREAS many individual shareowners lack the time and expertise to make the best voting decisions themselves, yet prefer not to always follow directors’ recommendations, because of possible conflicts of interest;

      WHEREAS, several institutional investors now publish their voting decisions more than one week before each company’s voting deadline;

      THEREFORE BE IT RESOLVED that Calpine Corporation shareowners request the Board of Directors to study and report on the feasibility of enabling shareowners to conveniently imitate an institutional investor’s voting decisions, on all matters put to shareowner vote except director elections. (Director elections are excluded here to satisfy SEC rule 14a-8(i)(8).). So for example, besides being offered a convenient choice of voting the entire proxy as the Board recommends, perhaps shareowners could be offered a similarly convenient choice of voting the entire proxy (except director elections) the same way Calvert Group votes its shares.

Stockholder’s Statement of Support

      Institutional investors that publish their voting decisions on the worldwide web include:

•	CalPERS (California Public Employees’ Retirement System) at www.calpers-governance.org/alert/proxy

•	Calvert Group at www.calvert.com/planning 2627.html

•	Domini Social Investments at www.domini.com/shareholder-advocacy/Proxy-Voting

•	MMA Praxis Mutual Funds at www.mmapraxis.com/corporate/proxy voting set.html

•	Ontario Teachers’ Pension Plan at www.otpp.com/web/proxyvot.nsf/proxyvotes?openform

•	Pax World Fund at www.paxfund.com/proxyvote4.htm

      In particular, Calvert Group and Ontario Teachers’ Pension Plan published voting decisions for Calpine Corporation’s proxy in recent years.

      In the proponent’s opinion:

•	One of the main reasons for having shareowner voting at all is that there would be conflicts of interest inherent in leaving all decisions to the Board.

•	Simply following the Board’s voting recommendations does little to counterbalance such conflicts.

•	Introducing competing sources of convenient guidance for individual shareowners could help make voting more independent of the Board.

      Example of shareowners’ lack of time and expertise:

      http://boards.fool.com/Message.asp?mid=19682916: “I tried to read the proxy statement, but I still don’t understand whether the change is shareholder friendly or not.”

      Evidence of shareowners’ mistrust of boards:

      Harris Poll, September 2003, at www.sec.gov/rules/proposed/s71903/gmcentee092403.pdf: “Support for corporate management nominees is also mixed with majorities of shareholders having withheld support from a management nominee.”

      The conflicts of interest among managers, directors and shareowners are described in Robert Monks’ and Nell Minow’s 1996 book Watching the Watchers, along with shareowners’ “free rider” and “rational ignorance” problems.

      The potential benefits of this proposal are discussed in the article “Vote Your Stock” on the web at www.corpmon.com/publications.htm.

Board Statement in Opposition

      Each year, the Company undertakes the preparation of a proxy statement and the solicitation of proxies from its stockholders in connection with matters to be voted upon at its Annual Meeting of Stockholders to provide stockholders, who are otherwise unable to attend the meeting, the opportunity to vote their shares. In advance of the meeting, the Company asks each stockholder to indicate his, her or its votes for each matter to be voted upon on a proxy card and/or to indicate whether he, she or it plans to attend the Annual Meeting. Each stockholder has the option to (i) vote on each matter as he, she or it deems fit by completing the proxy and/or attending the Annual Meeting in person, (ii) abstain from voting on any given matter or (iii) abstain from voting altogether by not completing the proxy and/or not attending the Annual Meeting.

      In deciding how to vote on any given issue, the stockholder may consult sources that he, she or it may find helpful, such as newspapers, business periodicals or the Internet. In addition, the stockholder may also seek guidance from organizations with whom the stockholder has a common interest, such as trade associations, political organizations, religious organizations and other groups. Many organizations prepare guidelines seeking to educate the public and make recommendations on how stockholders should vote on certain issues. In addition, some organizations prepare voting recommendations targeting specific companies. The stockholder may also choose to vote his, her or its shares in accordance with the recommendations made by the Company. In any event, stockholders are always free to choose the manner in which they will vote.

      The stockholder proposal misguidedly suggests that the Company should include in its annual proxy statement the voting recommendations of institutional holders. The proposal does not provide any guidance as to how this is to be accomplished nor discusses the additional costs associated with such an endeavor, but rather imposes a burden on the Company’s Board of Directors to come up with a method for implementing a flawed proposal.

      The proposal is not feasible, because given the number of organizations that purport to give stockholders voting guidance in any given year, the Company would need to limit the number of organizations that it could include in its proxy statement and has no rational way of choosing between organizations. The Company would be in the position of having to endorse one organization over another.

      In addition, providing the voting recommendations of an organization would require that the Company also include a statement of support from such organization explaining its support for the recommendations. The inclusion of voting recommendations accompanied by statements of support prepared by each organization creates the potential for false or misleading statements since the Company would have no control over the resulting statements. Moreover, adding voting recommendations accompanied by statements of support to an already lengthy proxy statement would add a considerable number of pages to which in turns leads to higher costs for the Company and its stockholders.

      In sum, the Company believes that the stockholder proposal is unfeasible as well as unnecessary and its implementation would undermine the long-term interests of the stockholders by substantially increasing costs relating to annual meetings.

      The Board of Directors recommends a vote “AGAINST” the adoption of the stockholder proposal regarding stockholder voting.

PROPOSAL EIGHT: RATIFICATION OF APPOINTMENT
OF INDEPENDENT PUBLIC ACCOUNTANTS

      The Audit Committee of the Board of Directors appointed the firm of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) to serve as the independent public accountants to audit the financial statements of the Company for the year ended December 31, 2004, and has directed that management submit the selection of the independent public accountants for ratification by the stockholders at the 2004 Annual Meeting of Stockholders. The Audit Committee made this decision after evaluating the qualifications, performance and independence of PricewaterhouseCoopers, including considering whether PricewaterhouseCoopers’ quality controls are adequate and whether the performance of permitted non-audit services by PricewaterhouseCoopers is compatible with maintaining its independence.

      Representatives of PricewaterhouseCoopers are expected to be present at the 2004 Annual Meeting of Stockholders, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

      PricewaterhouseCoopers was appointed as the Company’s independent public accountants for the year ended December 31, 2003, by the Board of Directors and the Audit Committee of the Board of Directors to replace the firm of Deloitte & Touche LLP (“Deloitte & Touche”), which had served as the independent public accountants for the Company for the year ended December 31, 2002. On April 10, 2003, Deloitte & Touche and the Company each made the decision, to cease their client-auditor relationship. On that date, Deloitte notified the chairman of the Audit Committee of the Board of Directors that Deloitte & Touche resigned as independent accountants of the Company. On that same date, the Board of Directors and the Audit Committee met and determined to no longer utilize the audit services of Deloitte & Touche and approved the appointment of PricewaterhouseCoopers as the Company’s independent auditors for the year ended December 31, 2003.

      Deloitte & Touche has not included, in any report on the Company’s financial statements, an adverse opinion or a disclaimer of opinion, or a qualification or modification as to uncertainty, audit scope, or accounting principles with respect to the Company’s financial statements. During the fiscal year of the Company ended December 31, 2002, and the subsequent interim period through April 10, 2003, (i) other than described in the paragraph immediately following this paragraph, there were no disagreements between the Company and Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Deloitte’s satisfaction, would have caused Deloitte & Touche to make reference to the subject matter of the disagreement in connection with its reports of the Company’s financial statements, and (ii) there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

      The Company had a disagreement with Deloitte & Touche, which was satisfactorily resolved, related to the interpretation of certain provisions of power sales agreements associated with two power plants for which the Company had utilized sale-leaseback transactions. The Company had previously accounted for these sale-leaseback transactions as qualifying for operating lease accounting treatment. Deloitte & Touche concluded that the provisions of the power sales agreements precluded operating lease accounting treatment. The Company recorded adjustments related to these matters in the 2000 and 2001 consolidated financial statements and adjusted the previously announced unaudited financial statements for 2002. The Audit Committee of the Company’s Board of Directors discussed the subject matter of the disagreement with Deloitte & Touche. The Company has authorized Deloitte & Touche to respond fully to the inquiries of PricewaterhouseCoopers concerning the subject matter of the foregoing disagreement.

      During the fiscal years ended December 2001 and 2002, and the subsequent interim period through April 10, 2003, neither the Company nor anyone on the Company’s behalf consulted PricewaterhouseCoopers regarding the application of accounting principles to a specified transaction, either completed or proposed, regarding the type of audit opinion that might be rendered on the Company’s financial statements or regarding “disagreements” or any “reportable events” (each as defined in Item 304(a) of Regulation S-K).

Audit Fees

      The fees billed by Deloitte & Touche in 2002 for performing the Company’s audit for the fiscal year ended December 31, 2002 and for re-performing audits for the fiscal years ended December 31, 2000 and December 31, 2001 were approximately $5.2 million. The fees billed by Deloitte & Touche in 2002 relating to the review of the Company’s financial statements included in the Company’s Quarterly Reports on Form 10-Q during the fiscal year ended December 31, 2003 were approximately $450,000, and its fees billed in 2002 for performing audits of certain of the Company’s subsidiaries for the fiscal year ended December 31, 2002 were approximately $970,000.

      The fees billed by PricewaterhouseCoopers’ in 2003 for performing the Company’s audit for the fiscal year ended December 31, 2003 were approximately $2.6 million. The fees billed by PricewaterhouseCoopers’ in 2003 relating to the review of the Company’s financial statements included in the Company’s Quarterly Reports on Form 10-Q during the fiscal year ended December 31, 2003 were approximately $1.1 million, and its fees billed in 2003 for performing audits and reviews of certain of the Company’s subsidiaries for the fiscal year ended December 31, 2003 were approximately $1.6 million.

Audit-Related Fees

      The fees billed by Deloitte & Touche in 2002 for audit-related services were approximately $1.2 million. Such audit-related fees consisted primarily of accounting consultations, services relating to business acquisitions and divestitures and other attestation services.

      The fees billed by PricewaterhouseCoopers’ fees in 2003 for audit-related services were approximately $4.1 million. Such audit-related fees consisted primarily of reaudit and comfort letter services relating to business acquisitions and divestitures and other attestation services.

Tax Fees

      The fees billed by Deloitte & Touche in 2002 for tax services were approximately $2.0 million for tax compliance services and approximately $4.4 million for tax consulting services.

      PricewaterhouseCoopers did not provide the Company with any tax compliance and tax consulting services during the fiscal year ended December 31, 2003.

All Other Fees

      Deloitte & Touche did not provide the Company with any services other than as described above under the headings “Audit Fees,” “Audit-Related Fees” and “Tax Fees” during the fiscal year ended December 31, 2002.

      The aggregate amount of fees billed by PricewaterhouseCoopers for all services rendered during the fiscal year ended December 31, 2003, other than as described above under the headings “Audit Fees,” “Audit-Related Fees” and “Tax Fees,” was approximately $1.2 million. Such fees primarily consisted of advisory services related to compliance with the Sarbanes-Oxley Act of 2002.

      The Audit Committee is responsible for pre-approving all auditing services and permitted non-audit services to be performed by the independent auditors (including the fees and other terms thereof). Under the Company policy relating to the approval of audit services and non-audit services provided by its independent public accountant, pre-approval is not required for the provision of non-audit services if (1) the aggregate amount of all such non-audit services constitute no more than 5% of the total amount of revenues paid by the Company to the auditors during the fiscal year in which the non-audit services are provided, (2) such services were not recognized by the Company at the time of engagement to be non-audit services and (3) such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit. The Audit Committee pre-approved all auditing services and permitted non-audit services to be performed by the independent auditors during the fiscal year ended December 31, 2003.

Recommendation of the Board of Directors

      The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers as the Company’s independent public accountants for the year ending December 31, 2004.

OTHER MATTERS

      The Board of Directors does not know of any matters to be presented at the 2004 Annual Meeting of Stockholders other than those set forth in the Notice of Annual Meeting accompanying this Proxy Statement. However, if any other matters properly come before the meeting, the persons named in the enclosed form of proxy intend to vote on such matters in accordance with their best judgment. This discretionary authority is granted by the execution of the enclosed form of proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information known to the Company regarding the beneficial ownership of the Common Stock as of December 31, 2003, or as such later date as indicated below, by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company listed in the Summary Compensation Table below and (iv) all executive officers and directors of the Company as a group.

	Number of Shares	Percentage of Shares
Name and Address of Beneficial Owner	Beneficially Owned(1)	Beneficially Owned(1)

Massachusetts Financial Services Company(2)	32,296,770	7.8%
500 Boylston Street
Boston, MA 02116
Mellon Financial Corporation(3)	23,038,925	5.6%
One Mellon Center
Pittsburgh, PA 15258
Peter Cartwright(4)	11,793,761	2.8%
Bulent A. Berilgen(5)	122,184	*
Ann B. Curtis(6)	937,796	*
Kenneth T. Derr(7)	29,264	*
Jeffrey E. Garten(8)	117,539	*
Gerald Greenwald(9)	31,841	*
Robert D. Kelly(10)	1,632,420	*
E. James Macias(11)	129,120	*
Thomas R. Mason(12)	484,291	*
Susan C. Schwab(13)	115,961	*
George J. Stathakis(14)	296,527	*
Susan Wang	0	*
John O. Wilson(15)	213,343	*
All executive officers and directors as a group (17 persons)(16)	17,109,598	4.0%

*	Less than one percent

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and consists of either or both voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of options or warrants or upon the conversion of convertible securities that are immediately exercisable or convertible or that will become exercisable or convertible within the next 60 days are deemed beneficially owned by the beneficial owner of such options, warrants or convertible securities and are deemed outstanding for the purpose of computing the percentage of shares beneficially owned by the person holding such instruments, but are not deemed outstanding for the purpose of computing the percentage of any other person. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table have reported that they have sole voting and sole investment power with respect to all shares of Common Stock shown as beneficially owned by them. The number of shares of Common Stock outstanding as of December 31, 2003 was 415,010,125.

(2)	According to an amendment to Schedule 13G filed with the Securities and Exchange Commission on February 11, 2004, Massachusetts Financial Services Company possesses sole voting power over 30,799,190 shares of Common Stock and sole dispositive power over 32,296,770 shares of Common Stock.

(3)	According to an amendment to Form 13G filed with the Securities and Exchange Commission on February 4, 2004, Mellon Financial Corporation possesses sole voting power over 19,228,833 shares of Common Stock, shared voting power over 359,870 shares of Common Stock, sole dispositive power over

22,473,725 shares of Common Stock and shared dispositive power over 381,020 shares of Common Stock.

(4)	Includes options to purchase 11,102,157 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2003 or within 60 days thereafter.

(5)	Includes options to purchase 119,303 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2003 or within 60 days thereafter.

(6)	Includes options to purchase 878,442 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2003 or within 60 days thereafter.

(7)	Includes options to purchase 24,264 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2003 or within 60 days thereafter.

(8)	Includes options to purchase 115,289 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2003 or within 60 days thereafter.

(9)	Includes options to purchase 20,841 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2003 or within 60 days thereafter.

(10)	Includes options to purchase 1,352,076 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2003 or within 60 days thereafter.

(11)	Includes options to purchase 112,947 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2003 or within 60 days thereafter.

(12)	Includes options to purchase 430,415 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2003 or within 60 days thereafter.

(13)	Includes options to purchase 110,961 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2003 or within 60 days thereafter.

(14)	Includes options to purchase 272,527 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2003 or within 60 days thereafter.

(15)	Includes options to purchase 183,343 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2003 or within 60 days thereafter.

(16)	Includes options to purchase 15,886,648 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2003 or within 60 days thereafter.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

      Set forth in the table below is a list of the Company’s executive officers serving as of April 16, 2004 who are not directors, together with certain biographical information.

Other Executive Officers

Name	Age	Position

Robert D. Kelly	46	Executive Vice President and Chief Financial Officer, and President, Calpine Finance Company
Thomas R. Mason	60	Executive Vice President and President, Calpine Power Company
E. James Macias	49	Executive Vice President
Ron A. Walter	54	Executive Vice President — Business Development
Lisa M. Bodensteiner	42	Executive Vice President and General Counsel
Bulent A. Berilgen	55	Executive Vice President and President, Calpine Fuels Company
Charles B. Clark, Jr.	56	Senior Vice President, Chief Accounting Officer and Corporate Controller
Eric N. Pryor	38	Senior Vice President, Deputy Chief Financial Officer and Corporate Risk Officer

      Robert D. Kelly has served as Chief Financial Officer and Executive Vice President since March 2002, and as President — Calpine Finance Company since March 2001. Previously, Mr. Kelly served as the Company’s Senior Vice President — Finance from January 1998 to March 2002 and as Vice President, Finance from April 1994 to January 1998. Mr. Kelly’s responsibilities include all project and corporate finance activities. From 1992 to 1994, Mr. Kelly served as Director — Project Finance for the Company, and from 1991 to 1992, he served as Project Finance Manager. Prior to joining the Company, from 1990 to 1991, he was the Marketing Manager of Westinghouse Credit Corporation. From 1989 to 1990, Mr. Kelly was Vice President of Lloyds Bank PLC. From 1982 to 1989, Mr. Kelly was employed in various positions with The Bank of Nova Scotia. He obtained a Master of Business Administration Degree from Dalhousie University, Canada in 1980 and a Bachelor of Commerce Degree from Memorial University, Canada, in 1979.

      Thomas R. Mason has served as Executive Vice President since August 1999 and President — Calpine Power Company since November 2002. Previously, Mr. Mason served as a Senior Vice President of the Company from March 1999 until August 1999. Mr. Mason is responsible for managing Calpine Power Company’s profits and losses. From March 1995 to February 1999, prior to joining the Company, Mr. Mason was President and Chief Operating Officer of CalEnergy Operating Services Inc., a wholly-owned subsidiary of MidAmerica Energy Holdings Company. He obtained a Master of Business Administration Degree from the University of Chicago in 1970 and a Bachelor of Science Degree in Electrical Engineering from Purdue University in 1966.

      E. James Macias has served as Executive Vice President since November 2002. As head of Commercial Operations he directs the activities of Calpine’s energy services and marketing and sales organizations and integrates their activities with the power generation and natural gas businesses. Mr. Macias served as Executive Vice President and Chief Operating Officer from March 2002 to November 2002 and as Senior Vice President of Calpine’s Power and Industrial Marketing from April 2001 to March 2002. Prior to joining Calpine, Mr. Macias was a Senior Vice President with Pacific Gas & Electric, where he managed the utility’s electricity and gas transmission systems, gas supply program and power generation business from 1997 to 2000. He obtained a Bachelor of Science Degree in Mechanical Engineering from California Polytechnic State University, San Luis Obispo in 1976, and graduated from the Harvard University Graduate School of Business, Program for Management Development in 1998.

      Ron A. Walter has served as the Company’s Executive Vice President — Business Development since March 2003. Previously, Mr. Walter served as Senior Vice President — Business Development of the

Company from January 1998 until March 2003 and Vice President — Geothermal Development from July 1990 until January 1998. Mr. Walter’s responsibilities include all business development activities and corporate and asset portfolio acquisitions. From 1984 to 1990, Mr. Walter served as Manager — Geothermal Projects for the Company. Prior to joining the Company, Mr. Walter served as Director of Sales — Geothermal of Gibbs & Hill, Inc. from 1983 to 1984, and as Senior Engineer of Gibbs & Hill, Inc. from 1982 to 1983. He obtained a Master of Science Degree in Mechanical Engineering from Oregon State University in 1976 and a Bachelor of Science Degree in Mechanical Engineering from the University of Nebraska in 1971.

      Lisa M. Bodensteiner has served as Executive Vice President and General Counsel since December 2002. She is responsible for all corporate legal and insurance affairs. She also functions as Assistant Secretary for the Company. Ms. Bodensteiner served as Senior Vice President and General Counsel from March 2001 to December 2002, and from 1999 to 2001 she served as Vice President and General Counsel. Ms. Bodensteiner joined the Company in 1996 as Associate Counsel. Prior to joining the Company, Ms. Bodensteiner was an Associate with Thelen, Reid & Priest from 1994 to 1996. She obtained a Bachelor of Science Degree in Business Administration and Accounting from the University of Nevada in 1985 and a Juris Doctor Degree from Santa Clara University School of Law in 1989.

      Bulent A. Berilgen has served as Executive Vice President since January 2003 and as President — Calpine Power Fuels Company since January 2003. Previously he served as Senior Vice President — Natural Gas from October 1999 to January 2003. Mr. Berilgen was President and Chief Executive Officer of Sheridan Energy, a public oil and gas company, from June 1997 until October 1999 when it was acquired by the Company. From 1984 until 1997, Mr. Berilgen held several positions with Forest Oil, including Vice President and Chief Technical Officer. Mr. Berilgen attended the University of Oklahoma on a Mobil Oil scholarship, receiving a Bachelor of Science Degree in Petroleum Engineering in 1970 and a Masters of Science Degree in Industrial Engineering/ Management Science in 1973.

      Charles B. Clark, Jr. has served as the Company’s Senior Vice President since September 2001 and Corporate Controller since May 1999. He was the Director of Business Services for the Geysers from February 1999 to April 1999. He also served as a Vice President of the Company from May 1999 until September 2001. Prior to joining the Company, Mr. Clark served as the Chief Financial Officer of Hobbs Group, LLC from March 1998 to November 1998. Mr. Clark also served as Senior Vice President — Finance and Administration of CNF Industries, Inc. from February 1997 to February 1998. He served as Vice President and Chief Financial Officer of Century Contractors West, Inc. from May 1988 to January 1997. Mr. Clark obtained a Master of Business Administration, with a concentration in Finance, from Harvard Graduate School of Business Administration in 1976 and a Bachelor of Science Degree in Mathematics from Duke University in 1969.

      Eric N. Pryor has served as Senior Vice President, Deputy Chief Financial Officer and Corporate Risk Officer since March 2002. He plays a key role in leading the Company’s financial operations and in assessing and managing business risk for the Company. From July 1999 to April 2001 he served as Vice President — Finance. From January 1998 to June 1999 he served as Director — Finance. From January 1997 to December 1997 he served as Senior Analyst. Prior to joining the Company, Mr. Pryor served as Enterprise Tax Specialist with Arthur Andersen from 1990 to 1995. He obtained a Bachelor of Arts Degree in Economics from the University of California, Davis in 1988 and a Master of Business Administration Degree also from the University of California, Davis in 1990. Mr. Pryor is a certified public accountant.

Summary of Cash and Certain Other Compensation

      The following table provides certain information concerning the compensation for services rendered to the Company in all capacities during each of the fiscal years ended December 31, 2001, 2002 and 2003 by the Company’s Chief Executive Officer and each of the five other most highly-compensated executive officers of the Company in 2003 (based on combined salary and bonus) who were serving as executive officers as of December 31, 2003.

Summary Compensation Table

				Long-Term Compensation
	Annual Compensation
				Securities Underlying	All Other
Name and Principal Position	Year	Salary(1)	Bonus	Options(1)	Compensation(2)(3)

Peter Cartwright	2003	$1,000,000	$2,250,000	1,018,939	$83,782
Chairman of the Board,	2002	1,000,000	0	682,884	96,393
President and Chief	2001	994,462	0	97,702	63,866
Executive Officer
Ann B. Curtis	2003	475,000	660,000	350,000	14,180
Executive Vice President,	2002	475,000	0	127,337	13,627
Vice Chairman of the	2001	472,116	0	39,257	7,959
Board and Corporate Secretary
Bulent A. Berilgen	2003	357,212	817,440	150,000	13,066
Executive Vice President	2002	296,153	0	33,963	10,160
and President,	2001	306,154	305,000	15,000	7,193
Calpine Fuels Company
Robert D. Kelly	2003	470,000	1,000,000	368,939	20,270
Executive Vice President	2002	470,000	1,000,000	90,660	17,470
and Chief Financial	2001	425,769	0	33,853	9,545
Officer, and President, Calpine Finance Company
E. James Macias	2003	467,308	560,000	250,000	9,905
Executive Vice President	2002	418,654	0	47,103	9,840
	2001	249,231	301,500	14,000	6,305
Thomas R. Mason	2003	475,000	560,000	150,000	28,030
Executive Vice President	2002	475,000	0	131,793	25,866
and President,	2001	472,115	0	39,975	10,539
Calpine Power Company

(1)	Salary figures include the amount of salary deferral reflected in the following stock option grants under the Salary Investment Option Grant Program (which is part of the 1996 Stock Incentive Plan):

Name	Year	Option Grant	Salary Deferral

Peter Cartwright	2003	18,939	$50,000
	2001	1,796	50,000
Ann B. Curtis	2001	1,078	30,000
Robert D. Kelly	2003	18,939	50,000
	2002	4,456	50,000
	2001	719	20,000
E. James Macias	2002	3,565	40,000
Thomas R. Mason	2002	4,456	50,000
	2001	1,796	50,000

(2)	For the named executive officers, this column includes the following payments by the Company:

			Term
			Life
			Insurance
Name	Year	401(k)	Payment

Peter Cartwright	2003	$8,000	$75,782
	2002	8,000	88,393
	2001	5,100	58,766
Ann B. Curtis	2003	8,000	6,180
	2002	8,000	5,627
	2001	5,100	2,859
Bulent A. Berilgen	2003	8,000	5,066
	2002	8,000	2,160
	2001	5,100	2,093
Robert D. Kelly	2003	8,000	7,003
	2002	8,000	5,958
	2001	5,100	1,235
E. James Macias	2003	8,000	1,905
	2002	8,000	1,840
	2001	5,100	1,205
Thomas R. Mason	2003	8,000	20,030
	2002	8,000	17,866
	2001	5,100	5,439

(3)	In the proxy statements for prior years, the data presented under the column headed “All Other Compensation” did not include certain term life insurance payments and medical insurance payments made by the Company on behalf of the named executive officers. The figures for 2001 and 2002 have been revised accordingly.

Stock Options

      The following table sets forth certain information concerning grants of stock options during the fiscal year ended December 31, 2003 to each of the executive officers named in the Summary Compensation Table above. The table also sets forth hypothetical gains or “option spreads” for the options at the end of their respective 10-year terms. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. No stock appreciation rights were granted during the fiscal year ended December 31, 2003.

Option Grants in Last Fiscal Year

	Individual Grants(1)
					Potential Realizable Value at Assumed
	Options	Percentage of Total			Annual Rates of Stock Price Appreciation
	Granted	Options Granted to	Exercise		For Option Term(3)
	(No. of	Employees in	Price per	Expiration
Name	Shares)	Fiscal Year(2)	Share	Date	0%	5%	10%

Peter Cartwright	1,000,000(4)	16.67%	$3.98	1/7/13	$0	$2,503,001	$6,343,095
Peter Cartwright	18,939(5)	0.32	1.32	1/2/13	50,000	97,165	169,527
Ann B. Curtis	350,000(6)	5.83	3.98	1/7/13	0	876,050	2,220,083
Bulent A. Berilgen	150,000(6)	2.50	3.98	1/7/13	0	375,450	951,464
Robert D. Kelly	350,000(6)	5.83	3.98	1/7/13	0	876,050	2,220,083
Robert D. Kelly	18,939(5)	0.32	1.32	1/2/13	50,000	97,165	169,527
E. James Macias	250,000(6)	4.17	3.98	1/7/13	0	625,750	1,585,774
Thomas R. Mason	150,000(6)	2.50	3.98	1/7/13	0	375,450	951,464

(1)	Unless otherwise noted herein, the following applies to each option set forth in the table. Each option has a term of 10 years, subject to earlier termination upon the executive officer’s termination of service with the Company. Each option has an exercise price equal to the fair market value of the Common Stock on the date of grant. Each option will become exercisable for 25% of the option shares upon the officer’s completion of each additional one year of service measured from the grant date. Each option will immediately become exercisable for all of the option shares (i) upon an acquisition of the Company by merger or asset sale unless the options are assumed by the successor corporation, or (ii) upon retirement of the executive officer at least 12 months after the option grant date, if the executive officer is at least 55 years of age at retirement and if the sum of the executive officer’s age and years of service at retirement is at least 70.

(2)	The Company granted options to purchase 5,998,585 shares of Common Stock during the fiscal year ended December 31, 2003.

(3)	The 5% and 10% assumed annual rates of compound stock price appreciation from the exercise date are mandated by the rules of the Securities and Exchange Commission and do not represent the Company’s estimate or a projection by the Company of future stock prices. The column headed 0% shows the “in-the-money” value at grant date of the options granted with an exercise price below the market price at the date of grant.

(4)	These options were granted under the Discretionary Option Grant Program under the 1996 Stock Incentive Plan. The options vest in equal annual installments over a two-year period following the date of grant.

(5)	These options were granted under the Salary Investment Option Grant Program under the 1996 Stock Incentive Plan. The options vested in equal monthly installments over the 12 calendar months of 2003. The number of shares of Common Stock subject to these options is determined by dividing (i) the amount of compensation elected by the executive officer for deferral, which amount may not exceed $50,000, by (ii) 66 2/3% of the fair market value per share of Common Stock on the grant date. The exercise price per share of each option is equal to 33 1/3% of the fair market value per share of Common Stock on the grant date.

(6)	These options were granted under the Discretionary Option Grant Program under the 1996 Stock Incentive Plan. The options vest in equal annual installments over a four-year period following the date of grant.

Stock Option Exercises and Holdings

      The following table sets forth certain information concerning the exercise of options during the fiscal year ended December 31, 2003, and the number of shares subject to exercisable and unexercisable stock options held as of December 31, 2003, by the executive officers named in the Summary Compensation Table above. There were no option exercises by such executive officers in the fiscal year ended December 31, 2003, no stock appreciation rights were exercised by such executive officers and no stock appreciation rights were outstanding at the end of that year.

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

					Value of Unexercised
			Options at December 31, 2003		In-the-Money Options
			(No. of Shares)		at December 31, 2003(1)
	Shares Acquired	Value
Name	on Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Peter Cartwright	—	—	10,583,746	1,034,279	$21,987,108	$830,000
Ann B. Curtis	—	—	762,921	410,176	$956,622	$290,500
Bulent A Berilgen	—	—	71,714	175,999	$0	$124,500
Robert D. Kelly	—	—	1,242,191	401,493	$3,129,968	$290,500
E. James Macias	—	—	45,619	277,484	$0	$207,500
Thomas R. Mason	—	—	364,894	210,176	$91,200	$124,500

(1)	Based upon the closing selling price ($4.81 per share) of the Common Stock on December 31, 2003, less the option exercise price payable per share.

Employment Agreements, Termination of Employment and Change In Control Arrangements

      The Company has entered into employment agreements with Mr. Cartwright, Ms. Curtis, Mr. Kelly, and Mr. Mason. Each of the employment agreements expires during 2004 unless earlier terminated or extended. The employment agreements provide for the payment of a base salary, which is subject to periodic adjustment by the Board of Directors, annual bonuses under the Company’s bonus plans and participation in all benefit and equity plans. The employment agreements also provide for other employee benefits such as life insurance and health care, in addition to certain disability and death benefits. Severance benefits, including severance pay, the acceleration of outstanding options, life insurance and health care, and outplacement services, are payable upon an involuntary termination or a termination following a change in control of the Company. Such severance pay will be equal to the greater of (i) three times the executive’s base salary or (ii) executive’s base salary multiplied by the number of years (or portion thereof) left on executive’s contract plus an additional half year. Severance benefits are not payable in the event that termination is for cause.

      Mr. Berilgen and Mr. Macias have each entered into agreements with the Company which provide for certain severance benefits if their employment is terminated other than for cause within 12 months of a change of control that takes place on or prior to June 31, 2004. Such agreements provide that the terminated individual will receive the following: (i) 12 monthly payments equal to 1/12th their annual compensation and (ii) medical insurance benefits for them and their dependents for a period of 12 months following the termination of employment.

      Under the terms of the 1996 Stock Incentive Plan, should the Company be acquired by merger or asset sale, then all outstanding options held by the chief executive officer and the other executive officers under the 1996 Stock Incentive Plan will automatically accelerate and vest in full, except to the extent those options are to be assumed by the successor corporation. In addition, the Compensation Committee, as plan administrator of the 1996 Stock Incentive Plan, has the authority to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the Chief Executive Officer or any other executive officer or any unvested shares of Common Stock acquired by such individual, in connection with the termination of that individual’s employment following (i) a merger or asset sale in which these options are assumed or are assigned or (ii) certain hostile changes in control of the Company.

EXECUTIVE COMPENSATION REPORT

      The following Report of the Compensation Committee on Executive Compensation and compensation-related disclosures set forth in the Proxy Statement shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act or under the Securities Exchange Act except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Compensation Committee Report

      The Compensation Committee of the Board of Directors comprises three independent directors of the Company and operates pursuant to a written charter adopted by the Board of Directors. The Compensation Committee (i) reviews and approves performance criteria, goals and objectives relevant to the compensation of the Chief Executive Officer and other key executive officers, (ii) evaluates the performance of the Chief Executive Officer and other key executive officers in light of pre-established criteria, goals and objectives, (iii) makes compensation determinations including but not limited to salary and annual and long-term incentive awards with respect to the Chief Executive Officer and other key executive officers in light of their performance with reference to such criteria, goals and objectives, (iv) reviews the design, administration, and effectiveness of the Company’s incentive compensation and equity-based plans, and (v) has oversight responsibility for the Company’s employee benefit programs.

Compensation Philosophy and Objectives

      The Company operates in the extremely competitive and rapidly changing power industry. The Compensation Committee believes that the compensation programs for executive officers of the Company should be designed to attract, motivate, and retain talented executives based on their level of experience and responsibility and the significant contributions they make to the success of the Company. These programs should reward executive officers based on their performance in light of pre-established corporate goals and objectives in a manner consistent with corporate values. These compensation programs should be developed and implemented with reference to the competitive market in which the Company operates. Within this overall philosophy, the Compensation Committee’s objectives are to:

•	Offer a total compensation program that takes into consideration the compensation practices of companies with which the Company competes for executive talent;

•	Provide annual variable incentive awards that take into account the Company’s overall financial performance relative to pre-established corporate objectives and individual contributions, as well as growth in stockholder value; and

•	Align the financial interests of executive officers with those of stockholders by providing significant long-term, equity-based incentives.

Compensation Components and Process

      The three major components of the Company’s executive officer compensation are: (i) base salary, (ii) annual variable incentive awards under the Annual Management Incentive Plan (the “MIP”), and (iii) long-term, equity-based incentive awards under the 1996 Stock Incentive Plan (the “SIP”).

      The Compensation Committee determines executive officers’ compensation levels with the assistance of an independent consulting firm that furnishes the Compensation Committee with executive compensation data drawn from publicly available information on comparable companies. The independent compensation consulting firm also advises the Compensation Committee on current trends and issues relevant to the compensation of executives. The executive compensation data that is provided to the Compensation Committee is derived from a wide-range of publicly traded companies that, while not necessarily engaged in the power industry, are comparable to the Company on the basis of revenues and asset base.

      The positions of the Company’s Chief Executive Officer and its other executive officers are compared with those of their counterparts at comparable companies, and the market compensation levels for comparable positions are examined to determine base salary, target incentives, cash compensation, and total remuneration. In addition, comparable companies’ practices concerning long-term incentives, including stock option grants, are reviewed and compared.

      Base Salary. The base salary for each executive officer is determined at levels considered appropriate in light of the compensation received by executive officers with similar responsibilities at comparable companies and in light of the particular executive officer’s experience. The Company’s policy is to target base salary levels that are competitive within the market for executive talent in which the Company competes. Under the Salary Investment Option Grant Program in effect under the SIP, the executive officers of the Company and other highly compensated employees may elect to have between $10,000 and $50,000 of their base salary invested each year in special option grants. These options have an exercise price equal to 33 1/3% of the fair market value per share of Common Stock on the date of grant, vest monthly over a period of one year from the date of grant and have a ten-year term. Under the Salary Investment Option Grant Program, the 66 2/3% discount of the fair market value is essentially paid for up-front by the participating employee through his or her salary reduction.

      Annual Variable Incentive Awards. To reinforce the attainment of Company goals, the Compensation Committee believes that a substantial portion of the annual compensation of each executive officer should be in the form of variable incentive pay. Under the MIP, the annual incentive pool for executive officers is determined by the Compensation Committee based on its judgment of the Company’s achievement of the financial performance targets and other corporate goals and objectives established at the beginning of the fiscal year. The MIP requires that certain corporate performance objectives be attained before any incentives are awarded. A target, expressed as a percentage of base salary is set for each executive officer based on targets for comparable positions at comparable companies. Once the pool is funded, the actual incentive payment for each officer is determined based or his or her contribution to the achievement of the corporate goals and objectives consistent with corporate values.

      Long-Term, Equity-Based Incentive Awards. The goal of the Company’s long-term, equity-based incentive awards made under the SIP is to align the interests of executive officers with stockholders and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The Compensation Committee determines the size of long-term, equity-based incentives according to each executive’s position within the Company and sets the incentives at a level it considers appropriate to create a meaningful opportunity for stock ownership. In addition, the Compensation Committee takes into account an individual’s recent performance, his or her potential for future responsibility and promotion, and total remuneration made to individuals in similar positions with comparable companies. The relative weight given to each of these factors varies among individuals at the Compensation Committee’s discretion. The incentive awards under the SIP are generally made in the form of stock option awards with an exercise price equal to the market price of the Common Stock on the day of the grant and with a four-year vesting schedule and ten-year term.

      CEO Compensation. The Company’s Chairman, President and Chief Executive Officer, Peter Cartwright, has an employment agreement with the Company with a term of five years (ending December 31, 2004, unless extended). The base salary rate for Mr. Cartwright in 2003 was $1,000,000. The Board of Directors determined that this base salary was appropriate on the basis of Mr. Cartwright’s extensive industry experience, his level of responsibility and on the salary levels paid to Chief Executive Officers of comparable companies. In setting the compensation payable to Mr. Cartwright, it has been the philosophy of the Compensation Committee to tie a significant percentage of Mr. Cartwright’s total compensation to the Company’s performance and long-term stock price appreciation.

MIP. In recognition of Mr. Cartwright’s performance as measured against pre-determined criteria, goals and objectives, Mr. Cartwright received a cash bonus in the amount of $2,250,000 under the Company’s MIP program for 2003. The Compensation Committee determined this bonus was merited by, among other considerations, the Company’s exceeding its earnings-per-share target for 2003, the Company’s continued strong liquidity position and the Company’s continued commitment to integrity and achievement of its long-term goals.

Long-Term, Equity-Based Incentive Awards. In 2003, the Compensation Committee approved a stock option grant to Mr. Cartwright that was made in January 2003 under the SIP to purchase 1,000,000 shares of Common Stock, as more fully described in the Option Grants in the Last Fiscal Year Table. The stock options have an exercise price of $3.98 per share (the market price of the Common Stock on the date of the grant), a ten-year term, and vest in equal annual installments over a two-year period.

The Compensation Committee also approved a stock option grant to Mr. Cartwright that was made in January 2003 under the Salary Investment Option Grant Program to purchase 18,939 shares of Common Stock pursuant to a reduction of his 2003 base salary. The exercise price of each option granted under the Salary Investment Option Grant Program, is 33 1/3% of the fair market value per share of Common Stock on the grant date. Mr. Cartwright elected to reduce his 2003 base salary by $50,000. Under the Salary Investment Option Grant Program, the 66 2/3% discount of the fair market value is essentially paid for up-front by the participating employee through his or her salary reduction. Accordingly, Mr. Cartwright’s stock options under the Salary Investment Option Grant Program have an exercise price of $1.32 per share, a ten-year term, and vested in equal monthly installments over the twelve calendar months of 2003.

      Compliance with Section 162(m) of the Internal Revenue Code. Under Section 162(m) of the Internal Revenue Code, the Company is not permitted to deduct for federal income tax purposes any compensation in excess of $1,000,000 paid to its Chief Executive Officer or to any of its four other most highly compensated executive officers, unless the compensation qualifies as performance-based compensation within the meaning of Section 162(m). In 2003, $2,250,000 paid to Mr. Cartwright as his bonus, $135,000 paid to Ms. Curtis as part of her bonus, $174,652 paid to Mr. Berilgen as part of his bonus, $470,000 paid to Mr. Kelly as part of his bonus and $35,000 paid to Mr. Mason as part of his bonus, were nondeductible by reason of Section 162(m) since such amounts are in excess of the $1,000,000 compensation threshold. In order to maintain its current flexibility to adjust annual incentive payments to reflect business and individual performance, the Compensation Committee does not presently intend to amend the MIP to meet the requirements for exemption from the deduction limit. The Compensation Committee will continue to monitor the effect of the deduction limit on the Company’s net compensation costs, and will take appropriate action to address the limit if it is warranted.

      Submitted on behalf of the Compensation Committee of the Board of Directors.

Compensation Committee:

Jeffrey E. Garten (Chair)
Gerald Greenwald
Susan C. Schwab

AUDIT COMMITTEE REPORT

      The following Report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act or under the Securities Exchange Act except to the extent the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such acts.

      The Audit Committee of the Board of Directors is primarily responsible for assisting the Board of Directors in carrying out its duties as they relate to the Company’s accounting policies and its internal control and financial reporting practices. The Audit Committee manages the Company’s relationship with its independent auditors, who report directly to the Audit Committee. The Audit Committee has the authority to obtain advice from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receive appropriate funding, as determined by the Audit Committee, from the Company for such advice and assistance.

      The Audit Committee was established in 1996 following the Company’s initial public offering. The Audit Committee serves under a charter adopted by the Board of Directors that specifies the responsibilities of the Audit Committee. The Audit Committee is comprised entirely of outside directors, each of whom is independent as defined by the rules of the NYSE. All members of the Audit Committee are financially literate within the meaning of the NYSE rules and all members of the Audit Committee are “audit committee financial experts” as that term is defined by the rules of the Securities and Exchange Commission adopted pursuant to the Sarbanes-Oxley Act of 2002.

      As provided in the Audit Committee Charter, the Audit Committee of the Board of Directors assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company. During the fiscal year ended December 31, 2003, the Audit Committee met 18 times. The Audit Committee chairman, as representative of the Audit Committee, periodically discussed the interim financial information contained in each quarterly earnings announcement with the Company’s Chief Financial Officer, its corporate controller and its independent auditors prior to public release.

      In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the Company’s independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationship that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope and identification of audit risks.

      The Audit Committee has established a procedure for receiving and addressing anonymous complaints regarding financial or accounting irregularities. The Audit Committee has set up a toll-free ethics and compliance hotline managed by an independent third party. Such hotline is available 24 hours a day, 7 days a week to enable employees to communicate concerns to management without fear of retaliation. The calls received by the hotline are reviewed by the appropriate personnel in the Company, including the Office of the General Counsel. The Audit Committee has delegated to the Office of the General Counsel of the Company the responsibility and authority to conduct prompt and thorough investigations of any allegations or suspicions of violations of laws, rules and regulations, the Code of Conduct or any other policy. The Office of the General Counsel shall (i) evaluate the gravity and credibility of any alleged violation, (ii) initiate informal inquiries or formal investigations as appropriate, (iii) report the results of such inquiry or investigation to senior management or the Audit Committee, as appropriate, and (iv) recommend appropriate action against violators, including but not limited to termination of employment.

      The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement of Auditing

Standards No. 61, as amended, “Communication with Audit Committees” and, both with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

      The Audit Committee has reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2003, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

      Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, which has been filed with the Securities and Exchange Commission.

      Submitted on behalf of the Audit Committee of the Board of Directors.

Audit Committee:

John O. Wilson (Chair)
Kenneth T. Derr
Jeffrey E. Garten
Susan Wang

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In June 1999, the Company made an interest-free, five-year loan to Thomas R. Mason, Executive Vice President of the Company, in a principal amount of $500,000, secured by a deed of trust on Mr. Mason’s residence. The loan was made to assist Mr. Mason on purchasing a new residence in connection with his relocation to a new principal place of work upon his beginning his employment with the Company. The entire balance of this loan is currently outstanding.

      Since January 2000, the Company has entered into an annual Consulting Agreement with George J. Stathakis, who is a member of the Board of Directors, to provide advice and guidance on various management issues to the Chief Executive Officer and members of the Chief Executive Officer’s senior staff. Pursuant to the terms of the Consulting Agreement, in 2003, the Company paid Mr. Stathakis a consulting fee of $5,000 per month and issued Mr. Stathakis a stock option grant in January 2003 under the Discretionary Option Grant Program for 10,000 shares of Common Stock at an exercise price of $3.96 per share. Such options were fully vested at the end of 2003. Mr. Stathakis, who is a former employee of the Company, also receives an annual stock option grant from the Company under the Discretionary Option Grant Program in an amount equal to and on similar terms as the grants issued under the Automatic Option Grant Program to the other non-employee directors of the Company. Accordingly, in 2003, Mr. Stathakis received a stock option grant to purchase 5,013 shares of Common Stock and such options were fully vested at the end of 2003.

COMPLIANCE WITH SECTION 16(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company and to provide the Company with a copy.

      Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company is not aware of any instances of noncompliance with the Section 16(a) filing requirements by any executive officer, director or greater than 10% beneficial owners during the year ended December 31, 2003, except as follows: (i) a late Form 4 report was filed by Robert D. Kelly on March 12, 2003 to report an open market purchase of 100,000 shares of Common Stock on March 7, 2003; (ii) a late Form 4 report filed by George J. Stathakis on June 5, 2003 to report a stock option grant on May 28, 2003 of 5,013 shares under the Discretionary Option Grant Program, and (iii) late Form 4 reports filed by each of Kenneth T. Derr, Jeffrey E. Garten, Gerald Greenwald and John O. Wilson on June 5, 2003 to report a stock option grant on May 28, 2003 of 5,013 shares under the Automatic Option Grant Program.

STOCK PERFORMANCE GRAPH

      The following performance graph shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act or under the Securities Exchange Act except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

      On September 20, 1996, the Company issued Common Stock in its initial public offering. The Common Stock trades on the New York Stock Exchange under the symbol “CPN.” The following graph compares for the period of December 31, 1998 through December 31, 2003, the total return on the Common Stock with the cumulative weighted average total return assuming reinvestment of dividends of (i) the Standard & Poor’s 500 Stock Index (“S&P 500”) and (ii) an index of comparable peer issuers (the “Peer Group”) consisting of AES Corp., Dynegy, Inc., Mirant Corp. and Reliant Resources Inc. In accordance with the rules of the Commission the returns are indexed to a value of $100 at December 31, 1998 and the returns of each company in each Peer Group has been weighted according to its market capitalization as of the beginning of the period.

COMPARISON OF CUMULATIVE TOTAL EARNINGS

1998-2003 MEASUREMENT PERIOD

	1998	1999	2000	2001	2002	2003

CALPINE CORP	$100.00	$506.93	$1,427.74	$531.96	$103.29	$152.39

S&P 500	$100.00	$121.05	$110.02	$96.95	$75.52	$97.19

PEER GROUP	$100.00	$168.39	$259.15	$105.35	$13.49	$32.30

ANNUAL REPORT

      The Company’s 2003 Annual Report to Stockholders is being mailed to stockholders concurrently with this Proxy Statement and does not form a part of the proxy solicitation material.

      Under Securities and Exchange Commission rules brokers and banks that hold stock for the account of their customers are permitted to deliver a single annual report and proxy statement (as well as other shareholder communications from the issuer) to two or more stockholders who share the same address. If you and other residents at your mailing address own Common Stock through a broker or bank, you may have received only a single copy of this Proxy Statement and the 2003 Annual Report to Stockholders. Upon written or oral request to the Senior Vice President — Investor Relations of the Company at the corporate headquarters at Calpine Corporation, 50 West San Fernando Street, San Jose, California 95113, (408) 995-5115, the Company will delivery promptly a separate copy of the Proxy Statement and the 2003 Annual Report to Stockholders to any stockholder at a shared address to which a single copy of this Proxy Statement and the 2003 Annual Report to Stockholders was delivered.

      By written or oral request to the same address or phone number stated above, a stockholder may notify the Company that the stockholder wishes to receive a separate Annual Report or Proxy Statement in the future. Your notice should include the name of your brokerage firm or bank and your account number. If you hold your shares of Common Stock through a broker or bank and are receiving multiple copies of the Proxy Statement and Annual Report at your address and would like to receive only one copy for your household, please contact your broker or bank.

      It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. YOU ARE, THEREFORE, URGED TO EXECUTE PROMPTLY AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE WHICH HAS BEEN ENCLOSED FOR YOUR CONVENIENCE. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may refrain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors

Peter Cartwright
Chairman of the Board, President and
Chief Executive Officer

April 16, 2004

San Jose, California

CALPINE CORPORATION
50 WEST SAN FERNANDO STREET
SAN JOSE, CA 95113

VOTE BY INTERNET — www.proxyvote.com
 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE — 1-800-690-6903
 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
 Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Calpine Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

CALPN1          KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

BY THE ORDER OF THE BOARD OF DIRECTORS OF CALPINE CORPORATION (the “Company”)

Vote On Directors

1.	To elect three Class II Directors to the Board of Directors, each for a term of three years: 01) Ann B. Curtis	For All ☐	Withhold All ☐	For All Except ☐
02) Kenneth T. Derr
03) Gerald Greenwald

To withhold authority to vote, mark “For All Except” and write the number of one or more nominees on the line below.

Vote On Proposals

		For	Against	Abstain
2.	To act upon a Company proposal regarding the amendment of the Company’s Amended and Restated Certificate of Incorporation;	☐	☐	☐

3.	To act upon a Company proposal to increase the number of shares in the 1996 Stock Incentive Plan;	☐	☐	☐

4.	To act upon a Company proposal to increase the number of shares in the 2000 Employee Stock Purchase Plan;	☐	☐	☐

5.	To act upon a stockholder proposal opposing geothermal development activities in the Medicine Lake Highlands and requesting the adoption of an indigenous peoples policy;	☐	☐	☐

6.	To act upon a stockholder proposal regarding senior executive equity compensation plans;	☐	☐	☐

7.	To act upon a stockholder proposal regarding stockholder voting;	☐	☐	☐

8.	To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for the fiscal year ending December 31, 2004; and	☐	☐	☐

9.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. THIS PROXY WILL BE VOTED AS DIRECTED. WHERE NO CHOICE IS SPECIFIED, THIS PROXY WILL CONFER DISCRETIONARY AUTHORITY AND WILL BE VOTED IN FAVOR OF PROPOSALS ONE, TWO, THREE, FOUR AND EIGHT, AND WILL BE VOTED AGAINST PROPOSALS FIVE, SIX AND SEVEN.

For comments, please check this box and write them on the back where indicated     ☐

Please indicate whether you would like to keep your vote confidential under the current policy	Yes ☐	No ☐

Please sign exactly as your name(s) appear on proxy. If held in joint tenancy, all persons must sign. Trustees, Administrators, etc., should include title and authority.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

From San Francisco Bay Area/San Jose
 Follow Hwy 101 south to I-880, which becomes Hwy 17 south over the Santa Cruz Mountains. Exit Hwy 1 South (Watsonville/Monterey) from Hwy 17 and continue 9 miles south to the San Andreas/Larkin Valley Road exit. Turn right off the exit and follow San Andreas west to Seascape Blvd. Turn right on Seascape Blvd. and continue until it ends at Seascape Resort Drive. Lobby is to the left.

From Monterey Bay
 Follow Hwy 1 north towards Santa Cruz. Exit Hwy 1 at the San Andreas/ Larkin Valley Road exit. Turn right off the exit and follow San Andreas west to Seascape Blvd. Turn right on Seascape Blvd and continue until it ends at Seascape Resort Drive. Lobby is to the left.

ADMISSION TICKET
2004 Annual Meeting of Shareholders
Wednesday, May 26, 2004 at 10:00 a.m.
Seascape Resort, One Seascape Boulevard, Aptos, California

You must present this admission ticket in order to gain admittance to the meeting. This ticket admits only the stockholder(s) listed on the reverse side and is not transferable. If your shares are held in the name of the broker, trustee, bank or other nominee, you must bring a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

     The undersigned appoints Peter Cartwright and Ann B. Curtis, and each of them, proxies with full power of substitution, to vote all the shares of common stock of Calpine Corporation that the undersigned may be entitled to vote at the 2004 Annual Meeting of Stockholders of Calpine Corporation, a Delaware corporation (the “Company”), to be held at Seascape Resort, located at One Seascape Boulevard, Aptos, California 95003, at 10:00 a.m., Pacific Daylight Time, on Wednesday, May 26, 2004, for the purpose of considering and voting upon the matters stated on the reverse side.

Comments:

(If you noted any comments above, please check the corresponding box on the reverse side.)